EXHIBIT 99.1

Consolidated Financial Statements as of December 31, 2004 and 2003, and for each of the years in the three year period ended December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

MCI, Inc.:

We have audited the accompanying consolidated balance sheets of MCI, Inc. and subsidiaries as of December 31, 2004 and 2003 (Successor Company), and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and comprehensive (loss) income and cash flows for the years ended December 31, 2004 (Successor Company), 2003 and 2002 (Predecessor Company) (collectively, the Company). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Embratel Participações S.A. and subsidiaries (“Embratel”), a partially-owned subsidiary until July 2004, which statements reported in Brazilian Reals (R$) reflect total assets of R$13.7 billion (US$4.7 billion) as of December 31, 2003. Embratel’s net income (loss) of R$382 million (US$125 million) and R$(678) million (US$(226) million) in 2003 and 2002, respectively, are included within discontinued operations for those years. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Embratel Participações S.A. and subsidiaries for 2003 and 2002, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company’s consolidated financial statements do not disclose earnings (loss) per common share information allocated between the Company’s two series of separately traded tracking stocks for the years ended December 31, 2003 and 2002. Earnings per share information is required by Statement of Financial Accounting Standards No. 128, Earnings Per Share. In our opinion, disclosure of this information is required by U.S. generally accepted accounting principles.

In our opinion, except for the omission of the information discussed in the preceding paragraph, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MCI, Inc. and subsidiaries as of December 31, 2004 and 2003 (Successor Company), and the results of their operations and their cash flows for the years ended December 31, 2004 (Successor Company), 2003 and 2002 (Predecessor Company), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 5 to the consolidated financial statements, on October 31, 2003, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s Plan of Reorganization (the Plan). The Plan became effective on April 20, 2004 and the Company emerged from Chapter 11 of Title 11 of the U.S. Bankruptcy Code (Chapter 11). In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting pursuant to American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as of December 31, 2003 as further described in Note 4 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

As discussed in Note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. Also, as discussed in Note 2, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2005 (not included herein), expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

KPMG LLP

McLean, Virginia

March 15, 2005, except for paragraph 8 of Note 22, as to which the date is May 23, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Embratel Participações S.A.

Rio de Janeiro-RJ, Brazil

We have audited the accompanying consolidated balance sheets of Embratel Participações S.A. and subsidiaries as of December 31, 2003 and the consolidated statements of operations, changes in shareholders’ equity and changes in financial position for each of the two years in the period ended December 31, 2003, all expressed in Brazilian Reais. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

Our audits were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Embratel Participações S.A. and subsidiaries as of December 31, 2003, and the results of their operations, the changes in shareholders’ equity and the changes in their financial position for each of the two years in the period ended December 31, 2003, in conformity with accounting practices adopted in Brazil.

Accounting practices adopted in Brazil vary in certain respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected shareholders’ equity as of December 31, 2003 and the results of operations for each of the two years in the period ended December 31, 2003, to the extent summarized in Note 30 to the consolidated financial statements.

DELOITTE TOUCHE TOHMATSU

Rio de Janeiro, Brazil

March 17, 2004 (except with respect to the matters discussed in Note 30, as to which the date is April 6, 2004)

MCI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except Per Share Data)

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
Revenues	$20,690	$24,266	$28,493
Operating expenses:
Access costs	10,719	11,997	13,304
Costs of services and products (excluding depreciation and amortization included below of $1,436, $1,938 and $2,356 in 2004, 2003 and 2002, respectively)	2,506	2,771	3,461
Selling, general and administrative	5,220	6,479	8,062
Depreciation and amortization	1,924	2,316	2,903
Unclassified, net	—	—	(35)
(Gain) loss on property dispositions	(1)	43	123
Impairment charges related to property, plant and equipment	2,775	—	4,599
Impairment charges related to intangible assets	738	—	400

Total operating expenses	23,881	23,606	32,817
Operating (loss) income	(3,191)	660	(4,324)

Other income (expense), net:
Interest expense (contractual interest of $2,425 in 2003 and $2,360 in 2002)	(402)	(105)	(1,354)
Miscellaneous income (expense), net (includes a $2,250 SEC fine in 2002)	85	136	(2,221)
Reorganization items, net	—	22,087	(802)

(Loss) income from continuing operations before income taxes, minority interests and cumulative effects of changes in accounting principles	(3,508)	22,778	(8,701)
Income tax expense	520	313	258
Minority interests, net of tax	—	(4)	(20)

(Loss) income from continuing operations before cumulative effects of changes in accounting principles	(4,028)	22,469	(8,939)
Net income (loss) from discontinued operations	26	(43)	(202)

(Loss) income before cumulative effects of changes in accounting principles	(4,002)	22,426	(9,141)
Cumulative effects of changes in accounting principles	—	(215)	(32)

Net (loss) income	(4,002)	22,211	(9,173)

Distributions on preferred securities (contractual distributions of $31 in 2003 and $35 in 2002)	—	—	(19)

Net (loss) income attributable to common shareholders	$(4,002)	$22,211	$(9,192)

Basic and diluted (loss) income per share:
Continuing operations	$(12.56)
Discontinued operations	0.08

Loss per share	$(12.48)

Basic and diluted shares used in calculation	320.8

See accompanying notes to consolidated financial statements.

MCI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share Data)

	Successor Company
	As of December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$4,449	$6,178
Marketable securities	1,055	15
Accounts receivable, net of allowance for doubtful accounts of $729 for 2004 and $1,762 for 2003	2,855	4,348
Prepaid expenses	287	377
Deferred income taxes	—	990
Other current assets	437	444
Assets held for sale	10	176

Total current assets	9,093	12,528
Property, plant and equipment, net	6,259	11,538
Investments	116	238
Intangible assets, net	991	2,085
Deferred income taxes	456	608
Other assets	145	473

	$17,060	$27,470

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$784	$1,722
Accrued access costs	1,491	2,349
Current portion of long-term debt	24	330
Accrued interest	93	25
Deferred income taxes	598	—
Other current liabilities	3,198	4,361
Liabilities of assets held for sale	15	23

Total current liabilities	6,203	8,810
Long-term debt, excluding current portion	5,909	7,117
Deferred income taxes	18	1,207
Other liabilities	700	714
Commitments and contingencies (Notes 18 and 19)
Minority interests	—	1,150

Shareholders’ equity:
MCI common stock, par value $0.01 per share; authorized: 3,000,000,000 shares in 2004 and 2003; issued and outstanding: 319,557,905 shares for 2004 and 314,856,250 shares for 2003	3	3
Additional paid-in capital	8,365	8,639
Deferred stock-based compensation	(114)	(170)
Accumulated deficit	(4,002)	—
Accumulated other comprehensive loss	(22)	—

Total shareholders’ equity	4,230	8,472

	$17,060	$27,470

See accompanying notes to consolidated financial statements.

MCI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE (LOSS) INCOME

For Each of the Years in the Three-Year Period Ended December 31, 2004

(In Millions)

	Common Stock	Additional Paid-In Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity (Deficit)
Balance at January 1, 2002 (Predecessor Company)	$31	$56,330	$—	$(68,975)	$(185)	$(142)	$(12,941)
Net loss				(9,173)			(9,173)
Currency translation adjustments						(156)	(156)
Unrealized loss on marketable securities						(3)	(3)
Reclassification adjustment for gains included in net loss						(19)	(19)
Minimum pension liability adjustment						(38)	(38)

Comprehensive loss							(9,389)
Distributions on preferred securities				(19)			(19)
Issuance of common stock for preferred dividends		9					9
Exercise of stock options		15					15
Conversion of preferred stock to common		28					28
Other		2					2

Balance at December 31, 2002 (Predecessor Company)	31	56,384	—	(78,167)	(185)	(358)	(22,295)
Net income				22,211			22,211
Currency translation adjustments						15	15
Unrealized gains on marketable securities						12	12
Reclassification adjustment for gains included in net income						(5)	(5)

Comprehensive income							22,233
Conversion of preferred stock to common		58					58
Other		2					2
Application of fresh-start reporting (Note 4):
Cancellation of Predecessor common stock	(31)	(56,444)			185		(56,290)
Elimination of Predecessor accumulated deficit and accumulated other comprehensive loss				55,956		336	56,292
Issuance of MCI common stock	3	8,639	(170)				8,472

Balance at December 31, 2003 (Successor Company)	3	8,639	(170)	—	—	—	8,472
Net loss				(4,002)			(4,002)
Currency translation adjustments						(18)	(18)
Reclassification of foreign currency translation gains included in net loss						17	17
Unrealized gains on marketable securities						2	2
Minimum pension liability						(23)	(23)

Comprehensive loss							(4,024)
Dividends declared on common stock		(254)					(254)
Amortization of deferred stock-based compensation			36				36
Deferred stock-based compensation forfeited		(20)	20				—

Balance at December 31, 2004 (Successor Company)	$3	$8,365	$(114)	$(4,002)	$—	$(22)	$4,230

See accompanying notes to consolidated financial statements.

MCI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES
Net (loss) income	$(4,002)	$22,211	$(9,173)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,924	2,316	2,903
Impairment charges related to property, plant and equipment, goodwill and intangible assets	3,513	—	4,999
Impairment charges related to investments	1	12	25
Cumulative effects of changes in accounting principles	—	215	32
Minority interests, net of tax	—	(4)	(20)
Net realized gain on sale of investments	(10)	(2)	(24)
(Gain) loss on sale of property, plant and equipment	(1)	43	123
Bad debt provision	554	880	1,271
Deferred income tax (benefit) expense	(84)	(26)	95
Reserve for employee loan	—	—	332
Effect of the plan of reorganization and revaluation of assets and liabilities	—	(22,674)	—
Non-cash reorganization items, net	—	383	688
Accretion expense related to SFAS No. 143 liability	27	21	—
Amortization of debt discount	114	—	—
Other	12	264	121
Changes in assets and liabilities:
Accounts receivable	377	(169)	(3,061)
Other current assets	118	96	407
Non current assets	13	277	—
Accounts payable and accrued access costs	(1,053)	(151)	(1,015)
Other current liabilities	(762)	(360)	(867)
Other liabilities	51	196	3,062

Net cash provided by (used in) operating activities	792	3,528	(102)
INVESTING ACTIVITIES
Additions to property, plant and equipment	(982)	(756)	(1,040)
Proceeds from sale of property, plant and equipment	43	257	48
Purchases of investments	(1,055)	—	—
Proceeds from sale of investments	56	8	792
Proceeds from disposition of assets and assets held for sale	585	—	53
Cash paid for acquisitions, net of cash received	(13)	(39)	—

Net cash used in investing activities	(1,366)	(530)	(147)
FINANCING ACTIVITIES
Principal borrowings on debt	—	—	2,851
Principal repayments on debt	(43)	(93)	(1,031)
Proceeds from exercise of stock options	—	—	15
Dividends paid on common and preferred stock	(254)	—	(159)
Debt issuance costs	—	—	(50)
Cash restricted for letters of credit	(144)	—	—
Other	(112)	112	—

Net cash (used in) provided by financing activities	(553)	19	1,626
Net change in cash and cash equivalents	(1,127)	3,017	1,377
Net change in cash and cash equivalents from discontinued operations	(602)	341	153
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,178	2,820	1,290

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,449	$6,178	$2,820

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (refunds received) for income taxes, net	$97	$28	$(471)
Cash paid for interest, net of amounts capitalized	223	178	1,306
Cash paid for reorganization items	—	204	114
Non cash items:
Conversion of preferred stock to common stock	—	58	28
Minimum pension liability adjustment	23	—	38
Unrealized holding (gain) loss on investments	(2)	(7)	22
Reclassification of pre-petition liabilities to liabilities subject to compromise	—	—	2,890

See accompanying notes to consolidated financial statements.

MCI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) The Organization and Description of Business

MCI, Inc., a state of Delaware corporation, (formerly known as WorldCom, Inc., (the “Predecessor Company” or “WorldCom”) a public corporation organized in 1983 under the laws of Georgia) serves as a holding company for its direct and indirect domestic subsidiaries and foreign affiliates (collectively, the “Company”, “Successor Company” or “MCI”). Prior to and including December 31, 2003, all operations of the business resulted from the operations of the Predecessor Company. All conditions required for adoption of fresh-start reporting were met on December 23, 2003 and the Company selected December 31, 2003 as the date to adopt the accounting provisions of fresh-start reporting. As a result, the fair value of the Predecessor Company’s assets became the new basis for the Successor Company’s consolidated balance sheet as of December 31, 2003, and all results of operations beginning January 1, 2004 are those of the Successor Company.

The Company is one of the world’s leading global telecommunications companies, providing a broad range of communication services. The Company serves thousands of businesses and government entities throughout the world and provides voice, data and Internet communication services for millions of consumer customers. The Company operates one of the most extensive telecommunications networks in the world, comprising network connections linking metropolitan centers and various regions across North America, Europe, Asia, Latin America, the Middle East, Africa and Australia. The Company began doing business as MCI in 2003.

In March 2004, the Company realigned its operations into three new business segments and began operating under these segments in the second quarter of 2004. Effective with the realignment, the Company’s business segments are as follows:

•	Enterprise Markets serves Global Accounts, Government Markets, and System Integrators. Global Accounts provides communications and network solutions to large multinational corporations requiring complex international network services. Government Accounts provides similar services to various government agencies. System Integrators serve customers through partnerships with third-party network solutions providers. In all cases, these services include local-to-global business data, Internet, voice services and managed network services.

•	U.S. Sales & Service serves small, mid-sized and corporate customers. In addition, U.S. Sales & Service comprises the Company’s consumer operation which includes telemarketing, customer service and direct response marketing.

•	International & Wholesale Markets serves businesses, government entities and telecommunications carriers outside the United States as well as wholesale accounts.

The Predecessor Company restated its previously reported consolidated financial statements for the years ended December 31, 2001 and 2000. In conjunction with the Predecessor Company’s restatement and through December 31, 2002, a number of balances or entries recorded in the historical accounting records could not be supported or their propriety otherwise determined. Certain accrued liabilities, other liabilities and other asset balances were found to have inadequate support to establish existence of an asset or a liability. Certain intercompany balances could not be reconciled and the propriety of certain entries recorded in consolidation could not be determined due to lack of supporting documentation. As a result of these findings, it was determined that appropriate adjustments should be recorded to properly state the historical accounting records. Because there was no documentary support related to these items, the Predecessor Company was unable to determine the appropriate statement of operations line item to which such amounts should be applied. As a result, 2002 amounts have been included within operating expenses and noted as “Unclassified, net” in the consolidated statement of operations for the year ended December 31, 2002.

On July 21, 2002 (the “Petition Date”), WorldCom, Inc. and substantially all of its domestic subsidiaries (“Debtors”) filed voluntary petitions for relief in the U.S. Bankruptcy Court for the Southern District of New

York (the “Bankruptcy Court”) under Chapter 11 of Title 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code” or “Chapter 11”). The Debtors continued to operate their businesses and manage their properties as debtors-in-possession through the close of business on April 19, 2004. The Predecessor Company filed a plan of reorganization (the “Plan”) with the Bankruptcy Court and, on October 31, 2003, the Bankruptcy Court confirmed the Plan. The Predecessor Company emerged from Chapter 11 on April 20, 2004 (the “Emergence Date”) and changed its legal name to MCI.

(2) Summary of Significant Accounting Policies

Use of Estimates

The Company uses estimates and assumptions in the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used when accounting for impairment charges, revenues and related allowances, allowance for doubtful accounts, accrued access costs, depreciation and amortization of property, plant and equipment and intangible assets, income taxes, acquisition related assets and liabilities, accrued and contingent liabilities and fresh-start reporting. The Company evaluates and updates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in its evaluations.

During 2004, the Company recorded benefits for changes in estimates totaling $302 million. The Company recorded $121 million as a reduction to selling, general, and administrative expenses for a change in estimate of $62 million related to its reserve for outstanding claims, which amount was included in total gains on settlements (see Note 5) and a $59 million change in estimate related to bad debt assumptions. Additionally, the Company increased revenue by $86 million for a change in estimate related to its billing adjustment assumptions, and reduced access costs by $95 million (of which $68 million related to 2003) for a change in estimate related to its contributions to the Universal Service Fund. Additionally, the Company recognized an increase to income tax expense of $275 million relating to changes in estimates of U.S. federal, state, and foreign tax contingencies of $210 million and $65 million that reduced the carrying value of the Company’s intangible assets during the second quarter of 2004.

Basis of Financial Statement Preparation

For the period subsequent to the Petition Date through December 31, 2003, the accompanying consolidated financial statements have been prepared in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Accordingly, all pre-petition liabilities subject to compromise were adjusted to the estimated amounts of allowable claims prior to the application of fresh-start reporting. Interest has not been accrued on debt subject to compromise subsequent to the Petition Date. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the Bankruptcy Code, and are reported separately as reorganization items in the Predecessor Company’s consolidated statements of operations. Cash used for reorganization items is disclosed separately in the consolidated statements of cash flows.

Fresh-Start Reporting

Although the Company emerged from bankruptcy on April 20, 2004, the Predecessor Company adopted fresh-start reporting effective at the close of business on December 31, 2003 under the provisions of SOP 90-7, which resulted in a new reporting entity for accounting purposes (Successor Company). The consolidated balance sheet as of December 31, 2003 gives effect to adjustments to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting. The statements of operations and cash flows for the two-year period ended December 31, 2003 reflect the operations of the Predecessor Company, which included a gain in 2003 from the application of fresh-start reporting (see Note 4). The adoption of fresh-start reporting had a material effect on the consolidated financial statements as of December 31, 2003. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. Changes in estimates and preconfirmation contingencies are reflected in the statements of operations as they are determined, whereas changes in the allocation of fair values resulted in adjustments to the assets and liabilities.

In addition, the Successor Company was required to adopt changes in accounting principles that were required in the consolidated financial statements of the emerging entity within the twelve months following the adoption of fresh-start reporting. The Successor Company completed a review of these accounting pronouncements and there was no material impact on its consolidated results of operations, financial position or cash flows.

In connection with fresh-start reporting, the Successor Company’s new debt obligations included in the Successor Company’s consolidated balance sheet were adjusted as of December 31, 2003 to a value based on an imputed interest rate. The difference between the December 31, 2003 obligation in the consolidated balance sheet and the face value of the obligations issued on April 20, 2004 was estimated to be $114 million, using an imputed rate of interest of approximately 6.7% which represented the estimated weighted average rate for the debt issued on the Emergence Date. The amount was recorded in the consolidated balance sheet as a discount. The debt obligations were accreted to the face value of the Company’s obligations beginning January 1, 2004 through the Emergence Date.

Consolidation

The consolidated financial statements include the accounts of all controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Embratel Participações S.A. and subsidiaries (“Embratel”) assets and liabilities included in the consolidated balance sheet as of December 31, 2003 were recorded in Embratel’s functional currency, the Brazilian Real, and were translated at the exchange rate as of the balance sheet date. Embratel’s revenue and expense accounts included in discontinued operations were translated at a weighted-average exchange rate in effect during the reporting period. Translation adjustments were recorded as a component of accumulated other comprehensive (loss) income within shareholders’ equity as of December 31, 2003.

Transaction gains and losses arise from exchange rate fluctuations on transactions denominated in a currency other than an entity’s functional currency. The consolidated statements of operations include as a component of miscellaneous income (expense), net foreign currency transaction gains (losses) of $22 million, $15 million and $(146) million for the years ended December 31, 2004, 2003, and 2002, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Marketable Securities

All investments in debt and equity securities with readily determinable fair values are recorded as available-for-sale securities. The available-for-sale securities are carried at fair value, with unrealized holding gains or losses reported in accumulated other comprehensive (loss) income, which is a separate component of shareholders’ equity, net of tax. Marketable securities are included in current assets in the consolidated balance sheet as management has identified these securities as available to fund current operations. The Company reviews declines in the fair value of each individual available-for-sale investment security to determine whether the decline is other-than-temporary. The Company considers all available evidence in this decision, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than the amortized cost, and the Company’s intent and ability to hold the security. The cost basis of the investments in the available-for-sale category is determined using either the specific identification or average cost method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost net of depreciation and impairment. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is provided for financial reporting purposes using the straight-line method over the lesser of the estimated useful life of the assets or life of the lease. Useful lives are as follows:

Transmission equipment (including conduit)	4 to 30 years
Telecommunications equipment	5 to 9 years
Furniture, fixtures, buildings and other	4 to 39 years
Software	3 to 6 years

Maintenance and repairs on property and equipment are expensed as incurred. Replacements and betterments which increase the useful lives or functionality of the assets are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected as a separate component on the consolidated statements of operations.

The Company constructs certain transmission systems and related facilities for use. Certain costs directly related to the construction of such facilities, including interest and internal labor costs, are capitalized. Such capitalized costs were $51 million (of which $28 million was interest), $2 million (of which none was interest), and $243 million (of which $10 million was interest) for the years ended December 31, 2004, 2003 and 2002, respectively.

Also included in property, plant and equipment are costs incurred to develop software for internal use. Certain direct development costs and software enhancements associated with internal-use software are capitalized, including external direct costs of material and service, and internal labor costs devoted to these software projects under Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use.” Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. Such capitalized costs were $319 million, $314 million and $489 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Asset Retirement Obligations

On January 1, 2003, the Predecessor Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). This standard requires that obligations, which are legally enforceable, unavoidable and associated with the retirement of tangible long-lived assets, be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at the estimated fair value. The offset to each initial asset retirement obligation is an increase in the carrying amount of the related long-lived asset and is depreciated over its estimated useful life. The liability is accreted over time to a projected disposal date. Upon settlement of the liability, the Company will record a gain or loss in its consolidated statement of operations for the difference between the estimate provided and the actual settlement amount to be paid.

The Company evaluated its long-lived assets and determined that legal asset retirement obligations existed for the removal of a limited number of these assets as of January 1, 2003 and recorded the cumulative effect of a change in accounting principle in its 2003 statement of operations of $215 million, which represents the difference between the increase in net asset value of $60 million and the estimated liability of $275 million. The majority of these obligations related to specific lease restoration requirements of leased buildings, obligations related to removal and restoration of international fiber optic cable, towers and antennae, and obligations related to other long-lived assets.

Subsequent to adoption of SFAS No. 143 on January 1, 2003, operating expenses increased as a result of the accretion of the Company’s legal asset retirement obligations by approximately $21 million per year and depreciation expense increased by approximately $6 million per year, which in total is approximately $3 million lower than the combined amounts for 2002. These items have no impact on the Company’s cash flows until such time as these long-lived assets are retired and the related obligations are settled. See Note 7 for a reconciliation of the beginning and ending aggregate recorded amount of the asset retirement obligations. The following pro forma table illustrates the effect on the Predecessor Company’s statements of operations had SFAS No. 143 been applied in 2002 (in millions):

Predecessor Company
Year Ended December 31, 2002
Net loss attributable to common shareholders	$(9,192)
Deduct: Additional accretion and depreciation expense	(30)

Pro forma net loss attributable to common shareholders	$(9,222)

Intangible Assets

The Company accounts for its indefinite-lived intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Indefinite-lived intangibles are reviewed for impairment using a variety of methods at least annually, and impairments, if any, are charged to the Company’s results of operations. The Company has selected an annual impairment test date for these assets of October 1. Intangible assets that have definite lives are amortized over their useful lives which range from three years to 25 years and are reviewed for impairment, as discussed in “Valuation of Long-Lived Assets” below.

Upon adoption of SFAS No. 142 on January 1, 2002, the Predecessor Company recognized a cumulative effect of the change in accounting principle of $32 million related to the impairment of indefinite-lived SkyTel Communications, Inc. (“SkyTel”) channel rights.

Valuation of Long-Lived Assets

The Company accounts for its definite-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the undiscounted future cash flows is less than the carrying amount of the asset or asset group, an impairment loss is recognized for the difference between the estimated fair value and the carrying value of the asset or asset group.

The Company operates an integrated telecommunications network. All assets comprising the integrated telecommunications network and the related identifiable cash flows are aggregated for the purposes of the impairment review because this aggregated level is the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Investments

Investments in entities where the Company’s ownership interest exceeds 20 percent or which provide the Company the ability to exercise significant influence over the entity’s operations and management functions are accounted for using the equity method. Under the equity method, the original investment is increased (decreased) for the Company’s share of the investee’s net income (loss), increased by contributions made and reduced by distributions received. The Company records its equity in the income or losses of these investees either in the current month, one month in arrears for some private companies or three months in arrears for some public companies.

All equity investments where the equity securities do not have readily determinable fair values and which do not provide the Company the ability to exercise significant influence over the entity’s operations and management functions are accounted for under the cost method. Under the cost method of accounting, private equity investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, dividends received in excess of earnings and additional investments.

The Company periodically reviews its investments to determine if a loss in value which is other-than-temporary has occurred. In these reviews, the Company considers all available information, including the recoverability of its investment, the earnings and near-term prospects of the entity, factors related to the industry, financial and operating conditions of the entity and the Company’s ability, if any, to influence the management of the entity.

Acquisition Related Assets and Liabilities

Accounting for the acquisition of a business as a purchase transaction requires an allocation of the purchase price to the assets acquired and the liabilities assumed in the transaction at their respective estimated fair values. The most difficult estimations of individual fair values are those involving properties, equipment and identifiable intangible assets. The Company uses all available information to make these fair value determinations and, for significant business acquisitions, engages independent third-party appraisal firms to assist in the fair value determinations of the acquired long-lived assets.

Assets and Liabilities Held for Sale

The Company classifies and reports separately assets and liabilities of operations held for sale when all of the following conditions are met: a formal plan for disposal has been authorized by management with proper authority, the operations to be disposed of are available for immediate sale in its present condition, an active program to sell the operations at a reasonable price has been initiated, the sale is expected to occur within one year, and it is unlikely that significant changes to the disposition plan will occur. Assets of operations held for sale are not depreciated, are recorded at the lower of their carrying amount or fair value less estimated costs to sell, and are separately presented in the consolidated balance sheet. The operating results of assets held for sale that meet the requirements for discontinued operations presentation are separately reported as discontinued operations in the consolidated statements of operations for all periods presented.

Recognition of Revenues

The Company recognizes revenue when persuasive evidence of a sales arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. The Company records provisions against related revenue for service discounts, promotions, achievement credits and incentives related to telecommunication services. These revenue allowances are based on estimates derived from factors that include, but are not limited to, historical results, analysis of credits issued, current economic trends and changes in demand. The provisions for revenue adjustments are recorded as a reduction of revenue when incurred or ratably over a related contract period.

The Company derives revenue principally from long distance voice, local voice, data services, and Internet services. Long distance voice services are sold to consumer, business, government and wholesale customers.

Local voice services consist mostly of local toll and switched access services for residential and business customers. Revenues derived from long distance and local voice services are recognized at the time of customer usage, and are based upon minutes of traffic carried and upon tariff or contracted fee schedules. Data services include domestic private lines, frame relay, and asynchronous transfer mode services. Revenues are recorded at the time service is provided based on monthly service fees. Internet products and services include dedicated Internet access, managed networking services and applications, web hosting and electronic commerce and transaction services. Revenue derived from Internet services is recognized at the time the service is provided. Advanced billings for monthly fees are deferred and recognized as revenue at the time the service is provided.

Additionally, a portion of the Company’s revenue is related to the sale and installation of telecommunications equipment, including central office based remote access equipment. Revenue from systems equipment sales is recognized when title, ownership, and risk of loss passes to the customer and other revenue recognition criteria are met.

The Company has certain arrangements where it recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” which requires certain up front non-recurring service activation and installation fee revenue to be deferred over the average customer life. Service activation and installation fee revenues are deferred and amortized over the average customer life, which ranges from one to three years, while costs directly related to these revenues are expensed as incurred.

The Company enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of some switched voice operating agreements, as established by Federal Communications Commission (“FCC”) policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like MCI, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between the Company and foreign carriers is settled in cash through a formal settlement process that generally extends over a three-month or six-month period at an agreed upon settlement rate. International settlements are accounted for as revenue for international in-bound calls terminating on the Company’s domestic U.S. facilities and as access cost expense for international out-bound calls originating on the Company’s domestic U.S. facilities and terminating on another international carrier’s facilities.

Reciprocal compensation is the amount paid by one carrier to complete particular calls on a local exchange carrier’s network. Reciprocal compensation paid to and received from other carriers is based on contractual fixed rate per minute charges. The Company recognizes the receipt of reciprocal compensation as revenue and the cost of reciprocal compensation as access cost expense.

The Company enters into contracts with counter parties to provide telecommunications network capacity, and grants rights to capacity on the basis of an indefeasible right of use (“IRU”). An IRU is a right to use a specified amount of capacity for a specified time period. The “indefeasible right” is one that cannot be revoked or voided. An acquirer of an IRU has the exclusive right to use the capacity represented by the IRU. It may use the capacity, leave it idle or allow third parties to use some or all of it in return for payments or otherwise. Upon meeting certain criteria, grants of IRUs of fiber or cable in exchange for cash are accounted for as sales type leases. IRUs that do not meet this criteria, which are the most common, are accounted for as operating leases and the related cash receipt is recognized as revenue over the life of the IRU.

The Company has entered into transactions such as buying, selling, swapping or exchanging capacity to complete and complement its network. In general, these transactions represent the exchange of productive assets not held for sale in the ordinary course of business and, as such, do not result in the culmination of the earnings process. Accordingly, the Company does not recognize any revenue for these types of transactions. The Company accounts for the exchange of a non-monetary asset based on the recorded amount of the non-monetary asset relinquished with no gain or loss recognized.

Primary interexchange carrier charges (“PICC”) are local carrier flat rate charges mandated by the FCC to connect the Company’s customers to each customer’s local carrier facilities. Historically, the local carrier billed PICC directly to the Company who in turn passed the charge on to its customers directly. Effective July 1, 2000, as a result of the FCC’s Coalition for Affordable Local and Long Distance Services (“CALLs”) order, the PICC fees for residential customers are billed directly to the customer by its local carrier. Subsequent to the CALLs order, the Company does not bill residential or very small business customers for PICC fees, or recognize revenue associated with the charges. The Company does, however, continue to bill PICC fees to business customers.

Allowance for Doubtful Accounts and Revenue Adjustments

The Company’s trade receivables are geographically dispersed and include customers in many different industries, but a substantial amount of the Company’s revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. The Company performs ongoing credit analysis on its largest customers and, when warranted, requires collateral to support receivables. Collateral generally is given in the form of assignment to the Company of a customer’s receivables in the event of nonpayment. The Company is exposed to concentrations of credit risk from customers which are other telecommunications service providers.

The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance from its trade customers. Management primarily determines the allowance based on the aging of accounts receivable balances, historical write-off experience, customer concentrations, customer creditworthiness, and current industry and economic trends. The Company’s provisions for uncollectible receivables are included in selling, general and administrative expense in the consolidated statements of operations.

The following tables include the activity related to the Company’s allowance for doubtful accounts (in millions):

	Successor Company
	Balance at Beginning of Period	Additions Charged to Expense	Accounts Written-Off	Other Changes(1)	Balance at End of Period
2004	$1,762	$554	$(920)	$(667)	$729

	Predecessor Company
	Balance at Beginning of Period	Additions Charged to Expense	Accounts Written-Off	Other Changes(2)	Balance at End of Period
2003	$1,817	$880	$(1,052)	$117	$1,762
2002	2,023	1,271	(1,723)	246	1,817

(1)	Amount represents the reclassification of Embratel’s allowance for doubtful accounts to assets “held for sale” in the second quarter of 2004 when the investment qualified for discontinued operations. Ultimately, the amount was removed from the consolidated balance sheet upon the disposal of Embratel (see Note 17).
(2)	Reflects the reclassification of bad debt expense from continuing operations to discontinued operations (see Note 17).

Direct Customer and Network Installation Related Costs

Direct customer and network installation related costs generally consist of installation related labor costs and activation fees paid to other telecommunications companies for access to circuits. All direct customer and network installation related costs are expensed as incurred.

Access Costs

Access cost expenses are the costs incurred for the transmission of voice and data over other carriers’ networks. These costs consist of both fixed payments and variable amounts based on actual usage and negotiated or regulated contract rates. The Company records access cost expenses as incurred. Accordingly, at each balance sheet date the Company records its best estimate of the access cost expense incurred but not billed based on internal usage reports. Once the Company receives an invoice from a carrier, a process of reconciling that carrier’s invoice to the Company’s internal usage reports begins. In certain cases, this reconciliation process can take many months to complete. Once the reconciliation is complete, the Company and the carrier agree on the final amount due. In most cases, this process does not result in significant adjustments to the Company’s estimates. Accordingly, at each balance sheet date, the Company has accrued access costs for estimated expenses related to amounts that have been billed but are not yet due, amounts that have not yet been billed by the other carriers and amounts for which the reconciliation of the carriers’ invoices to the Company’s internal usage reports has not been completed.

Advertising and Promotional Costs

The Company expenses the costs of advertising and promotions as incurred and these amounts are reported in selling, general and administrative expenses. Advertising and promotional expenses were $152 million, $579 million and $459 million for the years ended December 31, 2004, 2003, and 2002, respectively.

Income Taxes

The Company recognizes deferred income tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance to record the deferred income tax assets at an amount expected to be more likely than not recoverable. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. In addition, tax reserves are based on significant estimates and assumptions as to the relative filing positions and potential audit and litigation exposures related thereto.

Derivative Instruments

The Company accounts for its derivative instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (“SFAS No. 133”). Derivatives are recognized as either assets or liabilities in the consolidated balance sheet at their fair values. The changes in the fair values of all derivative instruments, including embedded derivatives, are recorded in miscellaneous income (expense) in the consolidated statements of operations as the Company has not sought hedge accounting treatment.

From time to time, the Company may also hold equity warrants in various companies, which meet the definition of a derivative under SFAS No. 133. In addition, the Company may also hold investments in convertible preferred stock which may contain embedded derivatives that need to be bifurcated and carried on the consolidated balance sheet at fair value. Changes in fair value are recorded in miscellaneous income (expense) in the consolidated statements of operations.

Benefit Accounting

The Company maintains various pension and postretirement benefit plans for its employees. Embratel maintained its own benefit and postretirement plans. The Company’s plans represent a significant benefit for its employees and a significant expense to the Company. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,”

certain assumptions and estimates must be made in order to determine the costs and future benefit that will be associated with these plans. These assumptions include the estimated long-term rate of return to be earned by plan assets, the estimated discount rate used to value the projected benefit obligations, estimated wage increases and the estimated healthcare cost trend rate. The Company uses a model portfolio of high quality bonds whose expected rate of return will match the plans’ expected cash flows as a basis to determine the most appropriate discount rate. For the long-term rate of return, the Company uses a model portfolio based on the Company’s targeted asset allocation.

Loss per Share

For 2004, basic loss per share is calculated based on the weighted average shares outstanding during the period, including the weighted average shares contingently issuable to unsecured creditors. Diluted loss per share is calculated based on the basic shares calculation adjusted to include the weighted average shares outstanding of unvested restricted stock and the weighted average shares to be issued under the MCI, Inc. 2003 Employee Stock Purchase Plan (“ESPP”) during the period, when the shares do not have an anti-dilutive effect.

For periods prior to 2004, historical earnings (loss) per share information of the Predecessor Company has not been presented. The Company does not believe that this information is relevant in any material respect for users of its financial statements because all existing equity interests, including the interests of both the WorldCom group common stockholders and the MCI group common stockholders, were eliminated (without a distribution) upon the consummation of the plan of reorganization. In addition, the creation of the two class common stock structure (WorldCom group common stock and MCI group common stock) by the Predecessor Company in July 2001 would require it to determine the net income or loss generated by the WorldCom group and MCI group separately in order to present earnings per share information. Primarily as a result of the extensive recreation of many of the Predecessor Company’s historical financial entries that was required in order to complete its restatement process, many of its revenue and expense items cannot be allocated to the appropriate group, making a determination of separate net income or loss information for each group impracticable.

Stock-Based Compensation

The Predecessor Company had various stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors. The Predecessor Company accounted for these stock-based compensation plans in accordance with the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB Opinion No. 25”) and had adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Under the intrinsic value method, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeded the exercise price of the stock-based award.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” (“SFAS No. 148”) which became effective for fiscal years ended after December 15, 2002. SFAS No. 148 requires that certain pro forma information assuming the Company recognized expense for its stock-based compensation using the fair value method be presented in the summary of significant accounting policies note to the consolidated financial statements. The Predecessor Company did not grant any options in 2003. The fair value of stock-based compensation was estimated at the date of grant using the Black-Scholes option-pricing model and the following assumptions for 2002: volatility of 114%, risk-free interest rate of 4.0%, 5-year expected life and no dividend yield. The fair value of Embratel options was calculated using the assumptions described in Note 15. The fair value of the stock-based compensation for the ESPP (initiated in 2004) was estimated at the beginning of the offering period using the Black-Scholes option-pricing model and the following assumptions: volatility of 55%, risk-free interest rate of 1.79%, 0.41 year expected life and dividend yield of 10.81%. The Company’s 2003 Management Restricted Stock Plan (“MRSP”) was initiated in 2004 and was not included in the Black-Scholes calculation as the fair value of the compensation expense related to the plan has been expensed in the Company’s 2004 consolidated statement of operations.

If compensation costs had been recognized based on the fair value recognition provisions of SFAS No. 123, the pro forma amounts of the Company’s net (loss) income attributable to common shareholders for the years ended December 31, 2004, 2003 and 2002 would have been as follows (in millions):

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
Net (loss) income attributable to common shareholders, as reported	$(4,002)	$22,211	$(9,192)
Add: Stock-based employee compensation expense recorded, net of tax	36	2	1
Deduct: Stock-based employee compensation expense determined under the fair value method for all awards, net of tax	(42)	(272)	(304)

Pro forma net (loss) income attributable to common shareholders	$(4,008)	$21,941	$(9,495)

Basic and diluted loss per share:
As reported	$(12.48)
Pro forma	$(12.49)

The Company has not provided pro forma disclosures of income (loss) per share as defined by SFAS No. 148 for 2003 or 2002 as it does not believe that this information for any compensation plan that was terminated on the Emergence Date is relevant in any material respect for users of its consolidated financial statements because all equity interests existing in 2003 and 2002, including the interests of the Predecessor Company’s WorldCom group common stockholders and MCI group common stockholders, were eliminated (without a distribution) on the Emergence Date.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation, including marketable securities on the consolidated balance sheets, deferred compensation on the consolidated balance sheets and the statements of shareholders’ equity (deficit) and comprehensive (loss) income, and other financing activities on the statements of cash flows.

Adjustment to Previously Issued Financial Statements

During 2004, the Company determined that it had recorded in error a restatement entry which had the effect of reducing accounts receivable by $301 million through a charge to expense in the year ended December 31, 2000. The reported 2000 net loss of $48.9 billion should have been $48.6 billion, or 0.5% lower, and the Company’s assets of $44.2 billion should have been $44.5 billion, or 0.6% higher. In 2001, $35 million of the amount reversed and left a remaining $266 million understatement of accounts receivable as of December 31, 2001. This situation remained unchanged until, as a result of the application of fresh-start reporting as of December 31, 2003, the previously expensed $266 million was reversed in the Company’s statement of operations as a component of the $22.3 billion reorganization gain (see Note 5). Without this expense reversal, the Company’s 2003 net income of $22.2 billion would have been $21.9 billion, or 1.2% lower. As a result of the reversal of the expense in 2003, the cumulative impact to the Company’s December 31, 2003 consolidated retained earnings was zero. The Company has assessed the impact on the 2000, 2001 and 2003 statements of operations as well as the consolidated balance sheets as of December 31, 2000, 2001, 2002 and 2003 and determined that the impact was not material to any period.

The impact of this reduction of accounts receivable in the consolidated balance sheet as of December 31, 2003 resulted in a misclassification of $266 million between accounts receivable and long-lived assets in the Company’s allocation of reorganization value under fresh-start reporting. To properly reflect the allocation of reorganization value as of December 31, 2003, the Company has reflected a reclassification entry in its consolidated balance sheet as of December 31, 2003, as presented herein, to reflect an increase of $266 million to its accounts receivable balance and reductions in its property, plant and equipment and intangible assets.

The adjustment of this item also resulted in a decrease of $6 million to the Company’s long-term deferred tax liability which has been reflected in the consolidated balance sheet as of December 31, 2003.

New Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), and requires that these costs be recognized as current period charges. The provisions of SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has completed its evaluation of the impact of SFAS No. 151, and does not expect any material impact on its consolidated results of operations, financial condition and cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets in eliminating the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replacing it with an exception for exchanges that do not have commercial substance. SFAS No. 153 indicates a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 will be effective for nonmonetary asset exchanges in fiscal years beginning after June 15, 2005, with earlier application permitted.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Accounting for Stock-Based Compensation” (“SFAS No. 123 (R)”). SFAS No. 123 focuses primarily on accounting for transactions in which an employee is compensated for services through share-based payment transactions. SFAS No. 123 (R) requires the cost of employee services received in exchange for an award of equity instruments to be measured based on the grant-date fair value of the award. The provisions of SFAS No. 123 (R) are effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company has not completed evaluating the impact of SFAS No. 123 (R), but does not expect any material impact on its consolidated results of operations, financial condition and cash flows.

(3) Impairment Charges

The Company assesses recoverability of its indefinite-lived and long-lived assets to be held and used whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Impairment analyses of long-lived and indefinite-lived assets are performed in accordance with SFAS Nos. 144 and 142. Impairment evaluations are performed at the lowest asset or asset group level for which identifiable cash flows are largely independent of the cash flows of other assets or asset groups. The Company generates most of its cash flows from products and services that are principally delivered to customers over its integrated telecommunications network (“Integrated Network”) and related intangible assets. Therefore, evaluations are performed at the entity level, excluding discontinued operations and assets held for sale, as a single group. During 2003 and 2004, all stand alone entities that were reviewed independently in prior years were integrated into the Company’s network and tested for impairment as part of the Integrated Network.

Year Ended December 31, 2004

The industry is in a state of transition where traditional business lines are facing significant overcapacity in the marketplace, pricing pressures, changes in product mix, and customers’ continued efforts to reconfigure and consolidate their networks in order to achieve lower overall costs and improved efficiencies. Concurrently, the industry is migrating to more advanced network technologies primarily focused around IP based platforms, and customers are requiring more advanced network services including network monitoring, traffic analysis, and comprehensive security solutions. The industry has also seen a general migration of customers from dial-up services to broadband and various wireless services. Additionally, the Company’s regulatory climate deteriorated due to a decision by the U.S. Court of Appeals for the D.C. Circuit (“D.C. Circuit”) that invalidated the FCC’s February 2003 Triennial Review Order local competition rules, which set prices that incumbent providers could charge competitive providers such as the Company for unbundled network element platforms (“UNE-P”), an essential component of the Company’s Mass Market local phone service. Although several petitions were filed at the Supreme Court seeking review of the D.C. Circuit’s decision, the Solicitor General and the FCC declined to seek such review, and the Supreme Court subsequently denied the petitions. As of the date of the Company’s impairment test, the FCC had adopted interim unbundling rules (effective September 13, 2004) to maintain certain incumbent local exchange carrier (“ILEC”) unbundling obligations under interconnection agreements as they existed prior to the D.C Circuit’s mandate. As a result, the Company’s costs for providing this service was expected to increase significantly in 2005. Some of the Company’s competitors announced their intentions to exit from this market, and the cost increases may force the Company to reduce efforts to acquire new customers and withdraw from certain markets. The Company therefore anticipated that revenues from that segment would continue to decline.

Given the market, business and regulatory conditions, the Company reevaluated its financial forecasts and strategy in the third quarter of 2004 when it became apparent that these trends would continue into the future. Updated cash flow and profitability projections and forecasts were developed taking into account both the 2004 changes in the competitive landscape and the regulatory issues facing the Company. The Company’s executives reviewed these projections with the Audit Committee of the Board of Directors during the third quarter.

Based on the revised projections, the Company determined that an impairment analysis of its indefinite-lived and long-lived assets was required during the third quarter of 2004. In connection with this analysis, the Company evaluated its property, plant and equipment and definite and indefinite-lived intangible assets, including customer lists. The Company developed estimates of future undiscounted cash flows to test the recoverability of its long-lived and indefinite-lived assets. These estimates were compared to the carrying values of the assets, which resulted in the conclusion that the Company could not recover its carrying values through projected future operations. With the assistance of an independent third party valuation specialist, the Company further calculated the fair value of its long-lived and indefinite-lived assets based on the discounted cash flow analyses that utilized the revised management projections of revenues and profitability from September 1, 2004 through 2009. These projections were used in various scenarios utilizing a weighted average cost of capital between 10%-14%, a 2% terminal growth rate, certain working capital assumptions and total entity value assumptions.

The Company concluded that the carrying values of its long-lived assets exceeded their estimated fair values by approximately $3.3 billion ($2.8 billion related to property, plant and equipment and $478 million related to definite-lived intangible assets) and the carrying value of an indefinite-lived asset exceeded its estimated fair value by approximately $260 million. These amounts represented the difference between the calculated fair values of the assets and their associated carrying values, and were recorded as a separate component of operating expenses in the consolidated statement of operations for the year ended December 31, 2004. The Company’s management reviewed the results of the impairment analysis with the Board of Directors, and the Board of Directors approved the impairment charges on October 15, 2004.

As a result of the impairment charge of approximately $260 million to an indefinite-lived intangible asset, the Company recognized a $99 million tax benefit which reduced its long-term deferred tax liability as the impairment reduced the difference between the book and tax bases. The impairment charges, after taxes, contributed approximately $3.4 billion to the Company’s net loss for year ended December 31, 2004 (loss per share of $(10.64)).

The impairment recorded in 2004 was calculated as of August 31, 2004. The Company did not identify any additional trigger events, or make any significant changes to the projections used in the impairment test, between

August 31 and December 31, 2004. Therefore, the Company concluded that the August impairment test related to its indefinite-lived intangibles served as its annual assessment required to be performed as of October 1 in accordance with its policy.

Year Ended December 31, 2002

Integrated Network and Related Goodwill and Other Intangible Assets

During the second quarter of 2002, impairment indicators occurred, including continued competitive pressures, the discovery of accounting irregularities in June that led to the Predecessor Company’s impending bankruptcy, and the resignation of senior officers. These factors dramatically impaired asset recoverability and the Predecessor Company’s ability to finance operations, resulting in a further reduction in projected cash flows. These events precipitated a lack of access to the capital markets, a lack of confidence from its customers and overall uncertainties about the Predecessor Company’s economic viability. As a result, the Predecessor Company reviewed its Integrated Network, which had a collective carrying value of $15.9 billion for impairment. Based on the results of an assessment of expected cash flows over a period of 5 years discounted at 14% with a 2% terminal growth rate, and Company comparative market valuation metrics completed with the assistance of an independent third party valuation specialist, the Predecessor Company concluded that the carrying value of the Integrated Network exceeded its estimated fair value by $4.9 billion. Accordingly, the Predecessor Company recorded impairment charges of $45 million for goodwill, comprised primarily of reclassification of definite-lived assets related to the Predecessor Company’s workforce, and $353 million for other intangible assets. In addition, a $4.5 billion property, plant and equipment impairment charge was recorded in 2002. As a result of these impairment charges, the carrying value of goodwill associated with the Integrated Network was reduced to zero.

Digex

Digex, Incorporated (“Digex”) is a provider of advanced hosting services, including value added products such as monitoring, security, reporting, performance and application hosting for companies conducting business on the Internet. In the second quarter of 2002, Digex performed an undiscounted cash flow analysis related to its long-lived assets. The result of that analysis indicated that an impairment of the carrying value of its property, plant and equipment and other intangible assets existed as of June 30, 2002. Based upon an independent appraisal, the carrying value of the Digex long-lived assets was reduced to fair value. This resulted in the Predecessor Company recording a $2 million and a $55 million impairment charge related to other intangible assets and property, plant and equipment, respectively.

SkyTel

SkyTel is a leading messaging service provider, with products such as traditional one-way paging, two-way paging and wireless email. Upon the adoption of SFAS No. 142 as of January 1, 2002, the Predecessor Company evaluated the indefinite-lived channel rights intangibles of SkyTel and determined that the net book value of $33 million was impaired. Accordingly, the Predecessor Company reduced the carrying value of these intangible assets to their estimated fair value of $1 million. This impairment was recognized as of January 1, 2002 as the cumulative effect of a change in accounting principle in accordance with the provisions of SFAS No. 142.

During 2002, the Predecessor Company determined that it would dispose of SkyTel’s operations and engaged an investment banking firm to evaluate and assess the interest of potential buyers. While it was subsequently determined that the Predecessor Company would not dispose of SkyTel, the intent to sell caused the Predecessor Company to evaluate the recoverability of the SkyTel long-lived assets, which had a carrying value of $142 million. The review concluded that SkyTel’s long-lived assets were impaired. The assessment resulted in an estimated fair value of $68 million which resulted in the Predecessor Company recording an impairment charge of $74 million to property, plant and equipment.

Impairment charges recorded for the years ended December 31, 2004 and 2002 are as follows (in millions):

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2002
Definite-lived intangible assets:
Integrated Network	$478	$353
Digex	—	2

Total definite-lived intangible assets impairment	478	355
Goodwill impairment—Integrated Network	—	45
Indefinite-lived intangibles	260	—

Total goodwill and other intangible assets impairment charges	738	400
Property, plant and equipment:
Integrated Network	2,775	4,470
SkyTel	—	74
Digex	—	55

Total property, plant and equipment impairment charges	2,775	4,599

Total impairment charges, excluding $32 million of cumulative effect related to adoption of SFAS No. 142 in 2002	$3,513	$4,999

(4) Fresh-Start Reporting

In accordance with SOP 90-7, the Predecessor Company adopted fresh-start reporting as of the close of business on December 31, 2003. The consolidated balance sheet as of December 31, 2003 gives effect to allocations to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting. As discussed below, these allocation adjustments recorded to the carrying amounts of assets and liabilities in the December 31, 2003 consolidated balance sheet were subject to adjustment as estimated valuations were finalized.

The following consolidated balance sheet reflects the implementation of the Plan as if the Plan had been effective on December 31, 2003. Reorganization adjustments have been recorded in the consolidated balance sheet to reflect the discharge of debt and the adoption of fresh-start reporting in accordance with SOP 90-7. The Company engaged an independent financial advisor to assist in the determination of the Company’s reorganization value as defined in SOP 90-7. In August 2003, the Company determined a reorganization value, together with the financial advisor, using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis, and (iii) precedent transactions analysis. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s reorganization value. The assumptions used in the calculations for the discounted cash flow analysis regarding projected revenue, costs, and cash flows, for the period 2003-2005 were provided by the Company’s management based on their best estimate at the time the analysis was performed. Management’s estimates implicit in the cash flow analysis included increases in net revenue of 1.0% per year over the three-year period. In addition, the analysis included estimated cost reductions, primarily in selling, general and administrative expenses through the Company’s plans for headcount reductions and other access cost efficiencies. The analysis also included anticipated levels of reinvestment in the Company’s operations through capital expenditures ranging from $1.2 billion to $2.0 billion per year. The Company did not include in its estimates the potential effects of litigation, either on the Company or the industry. The foregoing estimates and assumptions were inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there could be no assurance that the estimates, assumptions, and values reflected in the valuations would be realized, and actual results did vary materially from those estimates and assumptions resulting in the Company recording impairment charges in its 2004 consolidated statement of operations (see Note 3).

The enterprise value of the Company was calculated to be within an approximate range of $10.0 billion to $12.9 billion. The Company selected the midpoint of the range, $11.4 billion, to be used in the determination of reorganization value. Such value was confirmed by the Bankruptcy Court and the Creditors Committee on the confirmation date. The enterprise value of the Successor Company was increased to $14.5 billion to reflect the expected increase in the Predecessor Company’s cash balances in excess of requirements to fund claims, increase in working capital, and increase for certain previously excluded non-core assets expected to be sold for $520 million. The equity value of $8.5 billion represented the reorganization value of $14.5 billion less $6.0 billion of post-emergence debt (including capital leases of approximately $314 million and excluding Embratel’s $1.6 billion of debt).

Fresh-start adjustments reflected the allocation of fair value to the Successor Company’s long-lived assets and the present value of liabilities to be paid as calculated with the assistance of an independent third party valuation specialist. The Company’s property, plant and equipment and software were valued based on a combination of the cost or market approach, depending on whether market data was available. Also considered were technical, functional, and economic obsolescence, including network utilization factors inherent in the Company’s assets. Key assumptions used in the valuation to determine the fair value of the Company’s long-lived assets for the allocation included: (i) an income tax rate of 38.2%, (ii) a weighted average cost of capital of 13.5% based on a ratio of debt (30%) to equity (70%), and (iii) an obsolescence factor on property, plant and equipment ranging from 0% to 60%. Certain indefinite-lived assets were valued using a relief from royalty methodology. Certain intangible assets were subject to sensitive business factors of which only a portion were within control of the Company’s management.

These estimates of fair value were reflected in the Successor Company’s consolidated balance sheet as of December 31, 2003. During 2004, the Company adjusted the carrying value of certain assets and liabilities from the previously estimated values as appraisals and valuations were completed. As these adjustments were recorded in each quarter, associated year-to-date depreciation and amortization expense amounts were also adjusted for the effects of the changes in carrying values. As of September 30, 2004, the Company completed its assessment of the fair values of its assets and liabilities.

In applying fresh-start reporting as of December 31, 2003, the Company followed these principles:

•	The reorganization value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations.” The sum of the amounts assigned to assets and liabilities exceeded the reorganization value. This excess was allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the Successor Company’s long-lived assets.

•	Each liability existing as of the fresh-start reporting date, other than deferred taxes, was stated at the present value of the amounts to be paid, determined at appropriate current interest rates. Deferred revenue was adjusted to reflect the fair value of future costs of contractual performance obligations plus a normal profit margin.

•	Deferred taxes were reported in conformity with applicable income tax accounting standards, principally SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred tax assets and liabilities were recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities (see Note 20).

•	Changes in existing accounting principles that otherwise would have been required in the consolidated financial statements of the emerging entity within the twelve months following the adoption of fresh-start reporting were adopted at the time fresh-start reporting was adopted.

•	Reversal of all items included in accumulated other comprehensive loss, including the recognition of the Predecessor Company’s minimum pension liability, reflecting all unrealized losses from available for sale securities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” to the underlying asset balances, and recognition of all previously unrecognized cumulative translation adjustments (see Note 13).

•	Resetting property, plant and equipment assets and other long-lived assets to fair value and eliminating all of the accumulated depreciation and amortization.

•	Adjustment of the Company’s pension plans to their projected benefit obligation by recognition of all previously unamortized actuarial gains and losses.

During 2004, the Company determined that approximately $132 million of property tax liabilities and $110 million of other liabilities that should not have been adjusted in fresh-start reporting were reduced by approximately $152 million in the Company’s application of fresh-start reporting as of December 31, 2003. Due to the application of fresh-start reporting, these errors were offset by fresh-start adjustments and therefore had no impact on the Company’s 2003 net income. However, these errors caused both accounts payable and long-lived assets to be understated by approximately $152 million, representing 0.5% of the Company’s total assets of $27.5 billion and approximately 0.8% of its $19.0 billion total liabilities as of December 31, 2003, which it determined to be immaterial to its 2003 consolidated balance sheet. The Company’s December 31, 2004 consolidated balance sheet reflects the correction of these immaterial errors. In the fourth quarter of 2004, the Company identified errors primarily related to the application of the effects of the Plan (not in the fair values assigned to its assets) totaling $38 million and therefore reduced the value assigned to tangible and intangible assets. Additionally, the Company cumulatively adjusted depreciation and amortization expense in its 2004 consolidated statement of operations. The Company expects that no further adjustments will be recorded, except for adjustments that may be related to deferred tax assets and contingencies as discussed below. Refer to the pro forma table below for the impact of these items.

As of December 31, 2004, the Company had various net deferred tax assets which remain unresolved. Benefits realized from pre-confirmation net operating loss carryforwards will be adjusted to intangible assets, until exhausted, and then to additional paid-in-capital and not through income.

The estimates and assumptions used in the valuations are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

The following table identifies the adjustments recorded to the Predecessor Company’s December 31, 2003 consolidated balance sheet as a result of implementing the Plan and applying fresh-start reporting. Additionally, it includes a pro forma disclosure which includes the impact of 2004 adjustments to the 2003 estimated valuations upon their completion during 2004 (in millions):

	Predecessor Company December 31, 2003	Effects of Plan		Fresh-Start Valuation(e)		2004 Fresh-Start Valuation Adjustments(o)		Pro Forma Successor Company December 31, 2003(p)
ASSETS
Current assets:
Cash and cash equivalents	$6,178	$—		$—		$—		$6,178
Accounts receivable, net	4,348	—		—		—		4,348
Deferred income taxes	119	921	(a)	(50	)(f)	—		990
Other current assets	1,029	—		(17	)(f)	(15	)(q)	997

Total current assets	11,674	921		(67)		(15)		12,513
Property, plant and equipment, net	12,277	—		(739	)(g)	150	(r)	11,688
Intangible assets, net	1,229	—		856	(h)	134	(s)	2,219
Deferred income taxes	608	—		—		—		608
Other assets	558	—		153	(i)	(226	)(t)	485

	$26,346	$921		$203		$43		$27,513

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued access costs	$3,276	$834	(b)	$(39	)(j)	$106	(u)	$4,177
Current portion of long-term debt	330	—		—		—		330
Other current liabilities	3,710	782	(b)	(83	)(k)	(133	)(v)	4,276

Total current liabilities	7,316	1,616		(122)		(27)		8,783
Liabilities subject to compromise	37,532	(37,532	)(b)	—		—		—
Long-term debt	1,600	—		(35	)(l)	—		1,565
Long-term debt—new	—	5,552	(b)					5,552
Other liabilities	762	3	(b)	(51	)(m)	72	(w)	786
Deferred income taxes	225	921	(a)	61	(m)	(2)		1,205
Minority interests	1,150	—		—		—		1,150
Preferred stock subject to compromise	436	(436	)(d)	—		—		—
Shareholders’ Equity (Deficit):
Common stock—old (Predecessor)	31	(31	)(d)	—		—		—
Common stock—new (Successor)	—	3	(b)	—		—		3
Additional paid-in capital	56,444	(56,444	)(d)	—		—		—
		8,639	(b)	—		—		8,639
Accumulated deficit	(78,629)	—		—		—		—
		—		350	(c)	—
		22,324	(b)
		55,955	(n)
Deferred stock-based compensation	—	(170	)(b)	—		—		(170)
Treasury stock	(185)	185	(d)	—		—		—
Accumulated other comprehensive loss	(336)	336	(n)	—		—		—

Total shareholders’ equity (deficit)	(22,675)	30,797		350		—		8,472

	$26,346	$921		$203		$43		$27,513

(a)	To record adjustments to deferred tax assets and liabilities as a result of the impact of the estimated gain related to cancellation of indebtedness resulting from the application of the effects of the Plan.

(b)	To record the discharge of the liabilities and preferred stock subject to compromise and the issuances of new MCI common stock with an agreed value of $8.5 billion and new long-term debt of $5.6 billion (net of $114 million discount). Included in the additional paid-in capital portion of this adjustment is the effect of $170 million to reflect the increase for the issuance of approximately 8.6 million restricted stock unit awards. Additionally, the Company recorded $170 million of deferred stock-based compensation.
(c)	To record the net change in equity value from historical basis to fresh-start basis of $350 million.
(d)	To record the extinguishment of old equity interest in accordance with the Plan.
(e)	To record the estimated fair value of the Predecessor Company’s assets and liabilities upon completion of the Company’s review in conjunction with an independent third party valuation specialist.
(f)	To record the elimination of ($24) million of prepaid pension assets in excess of the projected benefit obligation. In addition, net current deferred tax assets were decreased ($50) million to represent the difference between the assigned book values and the tax basis of the recognized assets and liabilities. Also, prepaid rights of way were increased by $7 million to record their fair value.
(g)	To record the Predecessor Company’s tangible assets at their estimated fair value.
(h)	To record the fair value of intangible assets (including trademarks, customer acquisition costs, favorable leasehold interests, patents and certain other intangibles) as estimated by the Predecessor Company in conjunction with an independent third party valuation specialist.
(i)	To record equity and cost method investments along with rights of way at fair value, adjustments of $140 million and $101 million were made, respectively. Additionally, Predecessor Company deferred assets totaling ($88) million were eliminated.
(j)	To record the elimination of deferred rent expense of the Predecessor Company.
(k)	To record the elimination of certain deferred revenues of the Predecessor Company for which no remaining contractual obligation exists. Other deferred revenues were adjusted to estimated fair value.
(l)	To record the elimination of certain capital lease obligations.
(m)	To record the elimination of certain long-term deferred installation revenue. Net non-current deferred tax liabilities were also increased to represent the difference between the assigned book values and the tax basis of the recognized assets and the liabilities. Lastly, the Predecessor Company’s accrued pension liability was eliminated.
(n)	To record the elimination of the Predecessor Company’s prior accumulated deficit and accumulated other comprehensive loss.
(o)	To adjust the carrying value of the Company’s assets and liabilities upon completion in 2004 of the Company’s fair value reviews in conjunction with an independent third party valuation specialist.
(p)	Reflects on a pro forma basis the amounts that would have been displayed on the Company’s December 31, 2003 balance sheet if adjustments resulting from the fair value reviews completed in 2004 and other adjustments had been known at that date.
(q)	Includes adjustments to decrease prepaid expenses by ($60) million, primarily related to the fair value of certain prepaid indefeasible rights of use agreements. This was partially offset by increases related to certain asset carrying values classified in assets held for sale by $35 million and a reclassification from other assets of $7 million and intangible assets of $3 million.
(r)	Includes adjustments which increased property, plant and equipment by $183 million due to increases in the valuation of enterprise license agreements and a decrease in the valuation of indefeasible rights of use due to changes in the allocation of the amount of economic obsolescence and negative goodwill. This increase was partially offset by adjustments for errors identified in the fourth quarter of 2004 primarily related to application of the effects of the Plan, which decreased property, plant and equipment by $(33) million.
(s)	Includes adjustments which increased intangibles by $46 million due to changes in the allocation of the amount of economic obsolescence and negative goodwill. In addition, the original right of way fair value adjustment of $101 million was reclassified from other assets. These increases were partially offset by decreases of $(5) million related to adjustments for errors identified in the fourth quarter of 2004 primarily related to application of the effects of the Plan and reclassifications to other current assets and other assets of $(3) million and $(5) million, respectively.
(t)	Includes adjustments to reduce the carrying value of certain indefeasible rights of use agreements by ($123) million and a reclassification of the original right of way fair value adjustment to intangible assets, which reduced other assets by ($101) million. Additionally, there were reclassifications of ($7) million to other current assets and $5 million from intangible assets.
(u)

Includes adjustments increasing accounts payable and accrued access costs by $116 million due to property tax and other liabilities that should not have been adjusted in fresh-start reporting. These increases were partially offset by a decrease of ($10) million related to adjustments for errors identified in the fourth quarter of 2004 primarily related to application of the effects of the Plan.
(v)	Includes adjustments decreasing deferred revenues related to certain capacity sales agreements by ($144) million, decreasing other current liabilities by ($28) million related to adjustments for errors identified in the fourth quarter of 2004 primarily related to application of the effects of the Plan and a decrease of ($72) million related to the reclassification of unfavorable lease accruals from short-term to long-term liabilities. These decreases were partially offset by an increase related to the recognition of an unfavorable lease accrual of $91 million as well as increases to property tax and other liabilities of $20 million that should not have been adjusted in fresh-start reporting.
(w)	Includes adjustments related to the reclassification of unfavorable leases of $72 million from short-term to long-term liabilities.

(5) Voluntary Reorganization under Chapter 11

Bankruptcy Proceedings

On July 21, 2002, WorldCom, Inc. and substantially all of its direct and indirect domestic subsidiaries (the “Initial Filers”) filed voluntary petitions for relief in the Bankruptcy Court under Chapter 11. On November 8, 2002, the Predecessor Company filed voluntary petitions for an additional 43 of its domestic subsidiaries (collectively with the Initial Filers, the “Debtors”). Under Chapter 11, certain claims against the Debtors in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were stayed while the Debtors continued business operations as Debtors-In-Possession (“DIP”). Prior to the application of fresh-start reporting, the Predecessor Company’s December 31, 2003 consolidated balance sheet included related balances subject to compromise. However, the adoption of fresh-start reporting resulted in the settlement of such balances based on the estimated payment amounts pursuant to the Plan with the difference recorded as a reorganization gain in the consolidated statement of operations for 2003.

The Predecessor Company filed its second amendment to the Plan on October 21, 2003, and this Plan was confirmed by the Bankruptcy Court on October 31, 2003. The Debtors continued to operate their businesses and manage their properties as Debtors-In-Possession through April 20, 2004. On April 20, 2004, the Plan was consummated at which time the Predecessor Company merged with and into MCI and the separate existence of the Predecessor Company ceased to exist.

The Plan also required pursuant to Section 5.07 that the Board of Directors conduct a reasonable review of the Company’s cash needs, including amounts that may be necessary to satisfy all claims to be paid in cash pursuant to the Plan. Accordingly, the Board of Directors commenced a comprehensive review and sought information and guidance from management and financial advisors to determine the amount of excess cash greater than $1 billion. On August 5, 2004, the Board of Directors completed its review of the Company’s excess cash pursuant to Section 5.07 of the Plan and declared the amount of excess cash to be $2.2 billion. The Board of Directors decided to distribute a portion of the excess cash through a return of capital to shareholders and declared cash dividends of $0.40 per share payable on September 15, 2004 and December 15, 2004. On February 11, 2005, the Board of Directors, pursuant to Section 5.07 of the Plan and continuing its distribution of the Company’s excess cash as a return of capital to shareholders, declared another cash dividend of $0.40 per share payable on March 15, 2005 to shareholders of record on March 1, 2005.

Impacts of the Application of the Plan

Shares Issued as a result of the Plan

In accordance with the Plan, the Company issued approximately 296 million shares of MCI common stock to settle claims of debt holders and 10 million shares to settle its Securities and Exchange Commission civil penalty. The Company also reserved approximately 11 million shares of MCI common stock for issuance under the new MRSP, of which approximately 8.6 million shares of restricted stock were granted on the Emergence Date. As contemplated in the Plan, the Company expected to issue approximately 20 million shares of MCI common stock pursuant to the Plan to settle claims of general unsecured creditors. This amount has been reduced from 20 million to 5.4 million during 2004 as a result of the issuance of approximately 5.7 million shares, 0.5 million shares that will not be issued related to certain unsecured creditors receiving cash in lieu of stock, and a change in estimate of 8.4 million shares that are no longer expected to be issued.

Creditor Settlements

During 2004, the Company paid approximately $1.4 billion in cash, and issued a total of approximately 5.7 million shares of common stock to unsecured creditors in addition to the 296 million shares issued to secured creditors, to satisfy certain provisions of the Plan. The Company continues its settlement process of outstanding claims. During the year ended December 31, 2004, the Company recorded net settlement gains of $148 million, including $88 million as a decrease to selling, general and administrative expenses, $32 million as an increase to revenues, and $28 million as a decrease to access cost expenses in its consolidated statement of operations. The net settlement gains reflect the differences between original estimated claim amounts and settlement amounts finalized in the period and a change in estimate of $62 million (see Note 2).

The Company estimates that $777 million remains to be paid related to outstanding creditor claims (including interest on tax obligations). This estimate is based on various assumptions and reflects the Company’s judgment based upon its prior pre-petition claims settlement history and the terms of its Plan. If these assumptions prove incorrect, actual payments could differ from the estimated amounts.

Debt and Interest expense

On the Emergence Date, the Company issued new Senior Notes (see Note 11).

No interest expense related to pre-petition debt was accrued following the Petition Date as none of the allowed claims against the Predecessor Company had underlying collateral in excess of the principal amount of debt. If the Company had recognized interest on the basis of the amounts it was contractually required to pay, additional interest expense of $701 million, $2.2 billion and $970 million would have been recorded in 2004, 2003 and 2002, respectively. As the Company adopted fresh-start reporting as of December 31, 2003, and all of the Predecessor Company’s obligations were removed from its December 31, 2003 consolidated balance sheet, contractual interest has not been disclosed on the face of the Company’s consolidated statement of operations for 2004.

Reorganization items, net

Following the filing of the Chapter 11 cases, the Predecessor Company commenced a comprehensive reorganization process, together with its financial and legal advisors, to review and analyze its businesses, owned properties, contracts and leases to determine if any of these owned assets should be divested and which contracts and leases should be rejected or assumed during the Chapter 11 cases. The reorganization efforts included asset dispositions, sale of businesses, rejection of leases and contracts and other operational changes.

The Company continued to incur reorganization costs during 2004 and will continue to experience reorganization expenses for professional fees and other bankruptcy costs. As the Company adopted the provisions of fresh-start reporting on December 31, 2003, for accounting purposes, reorganization expenses and changes in estimates to reorganization items previously accrued have been included in the appropriate captions within the 2004 consolidated statement of operations, primarily selling, general, and administrative expenses. For 2004, the amounts of such expenses were $42 million and were for professional services related to the Company’s bankruptcy proceedings.

Reorganization items consisted of the following for the years ended December 31, 2003 and 2002 (in millions):

	Predecessor Company
	Year Ended December 31,
	2003	2002
Contract rejections	$(237)	$(363)
Write-off of debt issuance costs and original issue discounts	—	(200)
Employee retention, severance and benefits	(121)	(97)
Loss on disposal of assets	(22)	(56)
Lease terminations	(178)	(64)
Professional fees	(125)	(43)
Gains on settlements with creditors	56	14
Effects of the plan of reorganization and fresh-start reporting	22,324	—
Increase to fresh-start basis of assets and liabilities	350	—
Interest earned by debtor entities during reorganization	40	7

Income (expense) from reorganization items, net	$22,087	$(802)

Included in reorganization items, net for the year ended December 31, 2003 was the Predecessor Company’s gain recognized from the effects of the Plan. The gain resulted from the difference between the Predecessor Company’s carrying value of remaining pre-petition liabilities, minority interests and redeemable preferred stock subject to compromise and the amounts to be distributed pursuant to the Plan. The gain from the effects of the Plan and the application of fresh-start reporting was comprised of the following (in millions):

Predecessor Company
Year Ended December 31, 2003
Discharge of liabilities subject to compromise:
Long-term debt	$30,679
Accrued interest	580
Pre-petition accounts payable and accrued access costs	1,561
8% Junior Subordinated Deferrable interest debentures, Series A, due to affiliated trust	750
Subsidiary preferred shares subject to mandatory redemption	660
Other liabilities, primarily the $2,250 SEC penalty	3,302

Total	37,532
Discharge of preferred stock subject to compromise	436
Issuance of new common stock	(8,472)
Issuance of new debt, net of a $114 discount	(5,552)
Accrual of amounts to be settled in cash	(1,620)

Gain from the effects of the Plan	$22,324

(6) Loss per Share

The Successor Company adopted a new capital structure as of December 31, 2003 upon the adoption of fresh-start reporting. On the Emergence Date, the Company issued approximately 315 million shares of new MCI common stock, which included approximately 8.6 million shares of restricted stock. Under fresh-start reporting, these shares were reflected as outstanding as of December 31, 2003. In addition, on the Emergence Date, the Company expected to issue 20 million additional shares pursuant to the Plan to unsecured creditors, which were not reflected as outstanding as of December 31, 2003, however all conditions of distribution had been met. These shares were considered contingently issuable under SFAS No. 128, “Earnings per Share.” During 2004, share issuances, changes in distribution and changes in estimate reduced the amount of contingently issuable shares to approximately 5.4 million as of December 31, 2004. The Company’s calculations of weighted average shares outstanding for the year ended December 31, 2004 follows (in millions):

Successor Company
Year Ended December 31, 2004
Weighted average common shares outstanding	316.8
Add: Weighted average shares contingently issuable to unsecured creditors	11.7
Less: Weighted average unvested restricted stock(1)	(7.7)

Weighted average common shares outstanding used in basic calculation	320.8
Add: Weighted average unvested restricted stock(2)	—

Weighted average common shares outstanding used in diluted calculation	320.8

(1)	As these shares were not vested during the period, they have been excluded from the weighted average share calculation used to determine basic loss per share.
(2)	Calculation of diluted shares excludes the unvested shares of restricted stock and the unissued shares related to the ESPP that would be anti-dilutive.

The Company’s calculations of basic and diluted (loss) income per share for the year ended December 31, 2004 follows (in millions, except per share amounts):

Successor Company
Year Ended December 31, 2004
(Loss) income, as reported:
Continuing operations	$(4,028)
Discontinued operations	26

Net loss	$(4,002)

Basic and diluted (loss) income per share:
Continuing operations	$(12.56)
Discontinued operations	0.08

Loss per share	$(12.48)

Weighted average common shares outstanding used in basic and diluted calculation	320.8

(7) Property, Plant and Equipment and Asset Retirement Obligations

Property, plant and equipment consisted of the following at December 31, 2004 and 2003 (in millions):

	Successor Company
	As of December 31,
	2004	2003
Land	$194	$198
Furniture, fixtures, buildings and other	2,527	3,512
Transmission equipment (including conduit)	2,153	3,800
Software	651	429
Telecommunications equipment	593	3,020
Construction in progress	653	579

	6,771	11,538
Less: Accumulated depreciation	512	—

Property, plant and equipment, net	$6,259	$11,538

In 2004, the Company recorded impairment charges related to long-lived assets of $2.8 billion (see Note 3) and removed from its consolidated balance sheet approximately $2.0 billion in long-lived assets related to its sale of Embratel. For the years ended December 31, 2004, 2003 and 2002, depreciation expense was $1.7 billion, $2.2 billion and $2.6 billion, respectively.

As a result of fresh-start reporting, the accumulated depreciation of property, plant and equipment was removed to adjust the basis in the Predecessor Company’s assets to their net book value. The asset carrying values were also adjusted to their fair values which was included in the Successor Company’s December 31, 2003 consolidated balance sheet (see Note 4). Additionally, as a result of the 2004 impairment charges, accumulated depreciation was removed to establish a new cost basis for the Company’s long-lived assets.

The following table summarizes activities related to the Company’s liabilities for asset retirement obligations for the years ended December 31, 2004 and 2003 (in millions):

Balance as of January 1, 2003 (Predecessor Company)	$275
Accretion	21
Additions	20
Dispositions	(17)
Revisions	(16)

Balance as of December 31, 2003 (Successor Company)	283
Accretion	27
Additions	22
Dispositions	(20)
Revisions	(11)

Balance as of December 31, 2004 (Successor Company)	$301

(8) Intangible Assets

Definite-lived intangibles consist primarily of patents and customer lists. The Company’s indefinite-lived intangible assets consist of channel rights and tradenames.

As of January 1, 2002, pursuant to the adoption of SFAS No. 142, the Predecessor Company reported a $32 million expense as a cumulative effect of a change in accounting principle in its consolidated statement of operations to reduce the carrying value of SkyTel’s indefinite-lived channel rights intangible asset to its estimated fair value of $1 million.

As a result of fresh-start reporting, the accumulated amortization was removed to adjust the basis in the Predecessor Company’s assets to their net book value. In 2004, the Company recorded impairment charges related to its definite-lived and indefinite-lived intangible assets reducing the carrying value by $478 million and $260 million, respectively. Additionally, as a result of the 2004 impairment charges, accumulated amortization was removed to establish a new cost basis for the Company’s intangible assets. In 2002, the Predecessor Company recorded impairment charges of $400 million to reduce goodwill to zero and intangible assets to their fair value of $1.6 billion (see Note 3).

The following table reflects amounts related to the Company’s intangible assets subject to amortization (in millions):

	Successor Company
	As of December 31,
	2004			2003
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Useful Life in Years	Gross Carrying Amount
Customer lists	$577	$54	4.5	$1,163
Other intangibles	127	5	10.3	182

	$704	$59		$1,345

The following table reflects the carrying value of the Company’s intangible assets that are not subject to amortization (in millions):

	Successor Company
	As of December 31,
	2004	2003
Tradenames	$335	$630
Channel rights	11	7
Other	—	103

	$346	$740

Intangible asset amortization expense was $216 million, $136 million and $260 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The following table reflects the estimated amortization of existing intangible assets over the future periods indicated (in millions):

Years Ending December 31,
2005	$166
2006	165
2007	66
2008	66
2009	64
Thereafter	118

(9) Marketable Securities and Investments

As of December 31, 2004 and 2003, short-term available-for-sale debt securities were $1.1 billion and $15 million, respectively. As of December 31, 2004 and 2003, long-term investments (including the long-term portion of available-for-sale securities) were $116 million and $238 million, respectively, and include available-for-sale securities, equity and cost method investments and derivative instruments.

Available-for-Sale Securities

As of and for the years ended December 31, 2004 and 2003, available-for-sale securities consisted of the following (in millions):

	Successor Company				Predecessor Company
	As of and For the Year Ended December 31, 2004				As of and For the Year Ended December 31, 2003
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Short-term marketable securities:
Commercial paper	$119	$—	$—	$119	$15	$—	$—	$15
Certificates of deposit	95	—	—	95	—	—	—	—
U.S. government securities	810	—	(1)	809	—	—	—	—
Corporate bonds	32	—	—	32	—	—	—	—

Total	1,056	—	(1)	1,055	15	—	—	15
Long-term investments:
Equity investments	27	4	(1)	30	11	6	(1)	16

Total available-for-sale	$1,083	$4	$(2)	$1,085	$26	$6	$(1)	$31

Contractual maturities of available-for-sale debt securities at December 31, 2004 were as follows (in millions):

	Cost	Estimated Fair Value
Due in less than one year	$803	$802
Due in 1 to 5 years	253	253

	$1,056	$1,055

The components of investment income (loss) for each of the years ended December 31, 2004, 2003, and 2002 were as follows (in millions):

	Successor Company	Predecessor Company
	2004	2003	2002
Gross realized gain from sales of available-for-sale securities	$—	$3	$6
Impairment charges	—	—	(17)
Net unrealized holding gain (loss)	2	7	(22)

Investment income (loss)	$2	$10	$(33)

The Company realized proceeds from sale of available-for-sale securities of $5 million and $10 million in 2003 and 2002, respectively.

Interest Rate Risk. Fixed-income securities are subject to interest rate risk. The fixed-income portfolio consists primarily of relatively short-term investments to minimize interest rate risk. The weighted-average maturity of all fixed-income securities held does not exceed 18 months. The final legal maturities of U.S. Government Securities and corporate bonds do not exceed 3 years and 1 year, respectively.

Investments also consist primarily of investment grade securities to minimize credit risk. Securities include those issued by banks and trust companies that have long-term debt rated at least “A-3” or “A” according to

Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Corporation (“S&P”), respectively. Investments in commercial paper issued by corporations are rated “P-1” or “A-1” or higher according to Moody’s and S&P, respectively.

The Company is subject to restrictions on its ability to invest in certain investments, as described in its Senior Notes (see Note 11).

Equity Method Investments

Income (loss) of equity method investments is recorded as miscellaneous income (expense) in the consolidated statements of operations. (Loss) income from equity method investments was approximately $(39) million, $32 million and $(5) million for the years ended December 31, 2004, 2003 and 2002, respectively. Dividend income was $1 million for the year ended December 31, 2004 as the Company received a dividend from an entity whose investment was previously reduced to zero.

In 2002, the Company reduced its investment in General Communications, Inc. (“GCI”) from 23% to 18%, but continued to account for this investment under the equity method of accounting as the Company continued to maintain significant control over the entity. In December 2004, the Company further reduced its interest in GCI from 18% to 13% and received $31 million. The Company recognized a $1 million loss in the 2004 consolidated statement of operations. As a result of the reduction in ownership, the Company has classified this investment as an available-for-sale security as of December 31, 2004.

On June 30, 2000, the Company entered into a Sponsor Credit Agreement with Avantel S.A. (“Avantel”) and Banco Nacional de Mexico S.A. whereby the Predecessor Company loaned $96 million to Avantel. Interest was payable quarterly at the rate of London Interbank Offered Rate (“LIBOR”) plus 3%. In June 2002, the Predecessor Company determined that a portion of the loan was not recoverable and reduced the receivable to estimated fair value of $48 million. The difference between the carrying value and estimated fair value was charged to selling, general and administrative expense in the consolidated statement of operations. In 2003, the Predecessor Company decreased the note receivable by $30 million as a result of equity losses in excess of the Predecessor Company’s initial investment carrying value.

As part of Avantel’s financing arrangement with various lenders, the Predecessor Company pledged to Avantel’s lenders the Predecessor Company’s Avantel shares, representing approximately a 45% equity ownership in the issued common stock of Avantel. Upon the occurrence of an event of default by Avantel, the lenders may exercise their right to take ownership of the Predecessor Company’s pledged shares and exercise all voting and corporate rights and powers pertaining to those shares. The lender’s recourse to the Predecessor Company is limited to its pledged shares.

As part of a potential sale of Avantel, the potential acquirers agreed to settle the outstanding note, receivables and payables due between the parties by requiring Avantel to make a single payment to the Company of $4 million. As a result of this settlement agreement, the Company reduced its note receivable reserve by $12 million, which resulted in a $4 million net carrying value for all its receivables and payables related to Avantel. The Company recognized a $12 million benefit from adjustments to loans with Avantel and recorded the benefit as a credit in selling, general and administrative expenses in the consolidated statement of operations. In November 2004, the parties discussed changes to be made to the corporate structure of Avantel in order to meet regulatory requirements. This restructuring will require the parties to amend certain terms in the sales agreement to reflect the new corporate structure. Therefore, the transaction completion date contained in the sales agreement has been extended to June 30, 2005.

Cost Method Investments

Dividend income recorded on cost investments for the years ended December 31, 2004, 2003 and 2002 was $1 million in each year and was recorded in miscellaneous income (expense) in the consolidated statements of operations. Proceeds from the sale of cost method investments in 2004 were $19 million, and the Company recorded a gain in its 2004 consolidated statement of operations for $8 million.

In 2004, 2003 and 2002, the Company determined that the carrying values of certain cost method investments exceeded their fair values and were impaired. As such, the Company reduced the carrying value of its cost method investments in 2004, 2003 and 2002 by $1 million, $12 million and $8 million, respectively.

Derivative Instruments

The Company holds warrants to purchase additional common shares of companies in which it invests as well as warrants in companies in which it has no investment. In addition, certain holdings of convertible preferred stock contain embedded derivatives that are not clearly and closely related to the stock. As of December 31, 2004 and 2003, the Company had $2 million and $3 million, respectively, in derivative instruments as defined by SFAS No. 133 related to these investments. These derivative instruments were recorded at fair value in the consolidated balance sheet with the changes in fair values recorded in miscellaneous income (expense) in the consolidated statements of operations. The Company recognized losses related to derivative instruments of $2 million and $5 million in 2003 and 2002, respectively.

Investments and derivative instruments (excluding foreign currency derivative instruments) consisted of the following at December 31, 2004 and 2003 (in millions):

	Ownership Percentage As of December 31, 2004		Successor Company
			As of December 31,
Investment Type			2004	2003
Equity method investments:
Avantel	45%		$78	$120
General Communication, Inc.	—	(1)	—	38
Comunicaciones Mtel, S.A.	—		1	7
Other	—		—	27

Total equity investments			79	192
Cost method investments	—	(2)	5	27
Available-for-sale equity securities (long-term)	—		30	16
Derivative instruments	—		2	3

Total investments			$116	$238

(1)	As of December 31, 2004, the Company had a 13% voting interest and a 2% ownership interest in GCI. As noted above, as a result of the reduction in ownership during 2004, the Company has classified the investment, with a carrying value of $11 million, as an available-for-sale security as of December 31, 2004.
(2)	Includes entities in which the Company’s investment in economic and voting interests is less than 20% and for which the Company has no significant influence on the operations of the entities.

(10) Other Current Liabilities

Other current liabilities consisted of the following at December 31, 2004 and 2003 (in millions):

	Successor Company
	As of December 31,
	2004	2003
Income tax liabilities	$1,519	$1,228
Advance billings and deferred revenue	382	507
Other taxes	368	469
Accrued salaries and bonuses	269	453
Accrued expenses	306	375
Accrued reorganization expenses	81	228
Accrued SEC penalty	—	500
Other	273	601

Total	$3,198	$4,361

(11) Debt

Debt consisted of the following at December 31, 2004 and 2003 (in millions):

	Successor Company
	As of December 31,
	2004	2003
6.908% Senior Notes Due 2007	$1,983	$1,983
7.688% Senior Notes Due 2009	1,983	1,983
8.735% Senior Notes Due 2014	1,699	1,699
Embratel debt obligations	—	1,574
Capital leases and other (maturing through 2023)	268	322
Discount on Senior Notes	—	(114)

Total	5,933	7,447
Less: current portion	24	330

Long-term portion	$5,909	$7,117

Senior Notes Due 2007, 2009 and 2014

Pursuant to the Plan, the Company issued approximately $2.0 billion principal amount of Senior Notes due 2007 (the “2007 Senior Notes”), approximately $2.0 billion principal amount of Senior Notes due 2009 (the “2009 Senior Notes”) and approximately $1.7 billion principal amount of Senior Notes due 2014 (the “2014 Senior Notes” and, together with the 2007 Senior Notes and the 2009 Senior Notes, the “Senior Notes” or “Indentures”). The Senior Notes are senior unsecured obligations of the Company and are guaranteed by all of the existing and future domestic restricted subsidiaries of the Company.

The 2007 Senior Notes, the 2009 Senior Notes and the 2014 Senior Notes mature on May 1, 2007, May 1, 2009 and May 1, 2014, respectively. Interest on the Senior Notes is payable semi-annually in arrears. The initial interest rates of the Senior Notes were 5.908%, 6.688% and 7.735%, respectively. The initial interest rates were subject to a one-time reset after the Company applied for and received ratings for the Senior Notes from Moody’s and S&P. In December 2004, the Company received B2 and B+ ratings from Moody’s and S&P, respectively. As such, the interest on the Senior Notes was increased by 1% effective December 15, 2004.

Commencing on May 1, 2005 with respect to the 2007 Senior Notes, May 1, 2006 with respect to the 2009 Senior Notes and May 1, 2009 with respect to the 2014 Senior Notes, the Company will have the right to redeem some or all of the Senior Notes. The initial call prices equal 102.454%, 102.844% and 103.3675% of the principal amount, respectively, plus accrued and unpaid interest. In addition, the call prices for the 2007 Senior Notes, 2009 Senior Notes and the 2014 Senior Notes thereafter decline ratably for a period of one year, two years and three years, respectively, until the call price equals 100% of the principal amount. Prior to the call dates applicable to the Senior Notes, the Company may redeem some or all of such Senior Notes by paying a “make-whole” premium based on U.S. Treasury rates. At any time prior to May 1, 2007, the Company may redeem, with the net cash proceeds of an equity offering, up to 35% of the aggregate principal amount of each series of Senior Notes at a price equal to 100% of the principal amount plus a premium.

Upon the occurrence of a change of control, the Company will be obligated to make an offer to purchase all of the outstanding Senior Notes at a price equal to 101% of par value plus accrued interest. Also, the Company will be required to make an offer to purchase the outstanding Senior Notes at a price equal to 100% of par value plus accrued interest with “excess proceeds” related to certain asset sales.

The Senior Notes are subject to typical affirmative and negative covenants for securities of this type, including covenants that limit the amount of debt the Company may incur and restrict the Company’s ability to make cash distributions, to invest in third parties and to engage in asset sales or other specified transactions.

The Senior Notes are subject to customary events of default including any failure to make timely payments of interest or principal on the Senior Notes, failure to comply with the affirmative and negative covenants, the occurrence of certain events of bankruptcy involving the Company or the acceleration of other outstanding indebtedness of the Company in excess of $100 million.

The Senior Notes are subject to covenants that limit the Company’s ability to make certain cash distributions based on its cumulative net income or loss since the Issue Date. The impairment charges recorded during the third quarter of 2004 will not affect the Company’s ability or its current plans to continue to distribute excess cash pursuant to Section 5.07 of the plan of reorganization to its shareholders in the form of a quarterly dividend until such excess cash is fully utilized. In addition, if the excess cash is fully paid out to shareholders, any further dividends will be limited by the covenants in the indentures for the Senior Notes, which generally restrict dividends and certain other payments to an amount equal to 50% of cumulative adjusted net income since April 2004 (or minus 100% of cumulative losses) plus proceeds of equity offerings. Consequently, further dividends may not be possible as long as the Senior Notes or other debt instruments with similar covenants remain outstanding. As of December 31, 2004, the Company did not have any retained earnings available for distribution.

Debtor-in-Possession Facility and Letter of Credit Facilities

On July 23, 2002, the Predecessor Company negotiated its Debtor-in-Possession Agreement (“DIP Agreement”) for $750 million in Debtor-in-Possession Financing (the “DIP Facility”). The DIP Facility was amended to the amount of $1.1 billion and was approved by the Bankruptcy Court on October 15, 2002. In January 2004, the Company reduced the size of the DIP Facility to $300 million. As of December 31, 2003, there were no advances outstanding under the DIP Facility and the Company had $77 million of letters of credit outstanding under the DIP Facility. Additionally, the Company had $47 million in undrawn letters of credit that were issued under a pre-petition $1.6 billion credit facility that was terminated as of the Petition Date, and Digex had a letter of credit of $1 million under a separate credit facility as of December 31, 2003.

On the Emergence Date, the DIP Facility was terminated. Approximately $100 million in letters of credit were rolled over to new letter of credit facilities entered into on the Emergence Date with JPMorgan Chase Bank, Citibank, N.A. and Bank of America, N.A. (the “Letter of Credit Facilities”), including the remaining $17 million of undrawn letters of credit on the pre-petition $1.6 billion credit facility. On October 12, 2004, the Commitment under the Letter of Credit Facilities was increased from $150 million to $300 million. In addition, the Company pays a facility fee under the Letter of Credit Facilities equal to .05% per annum of the daily amount of the

Commitment (whether used or unused). If any fee or other amount payable under any Letter of Credit Facility is not paid when due, additional interest equal to 2% per annum plus the federal funds rate (determined in accordance with such Letter of Credit Facility) will be incurred on the overdue amount. The Letter of Credit Facilities mature in April 2005. As of December 31, 2004, under the Letter of Credit Facilities, the Company had $137 million letters of credit outstanding, $162 million in availability, and $1 million reserved for issuance. During the year ended December 31, 2004, the Company pledged $144 million in cash as collateral for its outstanding letters of credit that has been classified as restricted cash in other current assets in the consolidated balance sheet.

Other Debt

Prior to the Company’s disposal of Embratel in 2004 (see Note 17), Embratel’s debt obligations were included in the Company’s consolidated balance sheet.

Embratel’s loans and financing were principally comprised of credits from various banks and also from its suppliers of telecommunications equipment used to enhance domestic and international telecommunications services. The debt was mainly denominated in U.S. dollars, Brazilian Reais, Japanese Yen and Euros and bore fixed interest rates ranging from 4% to 13% per annum, and variable interest rates ranging from 0.13% to 4% per annum over the LIBOR. The LIBOR rate at December 31, 2003 was 1.22%. Most of Embratel’s credit agreements included cross-default provisions and cross-acceleration provisions that would permit the holders of such indebtedness to declare the indebtedness to be in default and to accelerate the maturity thereof if a significant portion of the principal amount of Embratel’s debt was in default or accelerated. Embratel’s outstanding debt that contained such provisions totaled $1.1 billion as of December 31, 2003.

As described in Note 12, a portion of Embratel’s debt was partially hedged against the exchange variation of the Brazilian Real as compared to the denomination of its outstanding debt through “swap” agreements.

The aggregate principal repayments required in each of the years ending December 31, 2005 through December 31, 2009 and thereafter related to the Company’s debt obligations are as follows (in millions):

Years Ending December 31,
2005	$24
2006	23
2007	2,012
2008	26
2009	2,008
Thereafter	1,840

Total	$5,933

(12) Financial Instruments

The Company’s financial instruments include cash and cash equivalents, marketable securities, debt and equity investments, trade payables, trade receivables, and long and short-term debt. The Company also holds derivative financial instruments which may be freestanding or embedded in another contract. The Company’s derivative financial instruments include derivatives embedded in the Company’s holdings of redeemable preferred convertible stock, and warrants to purchase stock. Embratel had foreign currency swap agreements.

The carrying amount of the Company’s cash and cash equivalents, marketable securities, trade receivables, trade payables and cost method investments approximate fair value and are excluded from the table below. The Company estimates the fair value of its short and long-term debt and derivative instruments using prices quoted in active markets. For those short and long-term debt instruments for which no active quoted market price is available, the fair value is estimated using current rates offered to the Company for debt of a similar maturity. Upon the Company’s adoption of fresh-start reporting as of December 31, 2003, carrying values were adjusted to fair value. The difference between carrying value and fair value of the Company’s financial instruments as of December 31, 2003 relates to the inclusion of Embratel’s financial instruments at that date. The carrying amount and fair values of financial instruments at December 31, 2004 and 2003 were as follows (in millions):

	Successor Company
	As of December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Short-term debt	$24	$24	$330	$335
Long-term debt	5,909	6,171	7,117	7,233
Derivative assets excluding investments (see Note 9)	—	—	16	16

Concentrations of Credit Risk—As of December 31, 2004, the Company did not have any significant concentration of business transacted with a particular customer, supplier, lender or former affiliate that could, if suddenly adversely impacted, severely impact its consolidated statements of operations. The Company is exposed to concentrations of credit risk from customers which are other telecommunications service providers. The Company invests its cash with several high-quality credit institutions.

Derivative Financial Instruments

The Company neither holds nor issues derivative financial instruments for trading purposes nor does it account for any of its derivative instruments as hedges. The Company does hold certain convertible preferred stock securities that contain embedded derivatives that are not clearly and closely related to the stock. The change in the fair value of the embedded derivatives has been recorded through earnings in miscellaneous income (expense). The Company holds warrants to purchase additional common shares of companies. The changes in fair value of the warrants, which meet the definition of a derivative, have been recorded through earnings in miscellaneous income (expense).

The Predecessor Company issued $1.0 billion in dealer remarketable securities in 2000. These securities included an embedded written remarketing option which met the definition of a derivative under SFAS No. 133 and required bifurcation. The remarketing option was cash settled in May 2002 for approximately $47 million with no impact to the consolidated statement of operations.

Embratel had loans denominated in currencies other than its functional currency, primarily in U.S. dollars, and with variable rates of interest. Accordingly, Embratel was exposed to market risk from changes in foreign exchange rates and interest rates. Embratel managed risk arising from fluctuations in currency exchange rates, which affected the amount of Brazilian Reais necessary to pay the foreign currency denominated obligations, by using derivative financial instruments, primarily currency swaps. As of December 31, 2003, Embratel held outstanding currency swap contracts in the notional amount of $440 million to reduce the impact on its obligations of devaluations of the Brazilian Real. All of Embratel’s currency swaps were recorded in the 2003 consolidated balance sheet at fair value with changes in fair value included in discontinued operations in the Company’s consolidated statements of operations.

Accounts Receivable Securitization Facility

On May 23, 2002, the Predecessor Company renewed its accounts receivable securitization program (the “A/R Facility”) which was an agreement to sell, on an ongoing basis, accounts receivable to a wholly-owned “bankruptcy remote” subsidiary. The subsidiary subsequently sold receivables for proceeds of up to $1.5 billion. Prior to the renewal, the A/R Facility allowed the Company to sell receivables for proceeds of up to $2.2 billion.

The Predecessor Company was responsible for servicing the accounts receivable sold. The sale of the receivables was accounted for under SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” No amounts were sold or outstanding as of December 31, 2004 and 2003. The Predecessor Company recorded a loss on the sale of accounts receivable of approximately $21 million for the year ended December 31, 2002, which was included in the consolidated statement of operations in other miscellaneous income (expense).

On June 28, 2002, the purchasing banks exercised their right to terminate the A/R Facility and be paid amounts outstanding thereunder through collections of the receivables. All remaining amounts under the A/R Facility were paid in full after the Petition Date in July 2002 principally through collection of the receivables, with the remaining balance paid as a requirement by the DIP Facility Lenders.

(13) Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income is comprised of foreign currency translation adjustments, unrealized gain (loss) on available-for-sale securities and the Company’s minimum pension liability. The following table sets forth the changes in accumulated other comprehensive (loss) income, net of tax, for each of the three years ended December 31, 2004 (in millions):

	Foreign Currency Translation Adjustments	Net Unrealized Gain (Loss) on Available-for- Sale Securities	Minimum Pension Liability Adjustment	Total Accumulated Other Comprehensive (Loss) Income
Balance, January 1, 2002 (Predecessor Company)	$(153)	$20	$(9)	$(142)
Current year change	(156)	(22)	(38)	(216)

Balance, December 31, 2002 (Predecessor Company)	(309)	(2)	(47)	(358)
Current year change	15	7	—	22
Application of fresh-start reporting (Note 4)	294	(5)	47	336

Balance, December 31, 2003 (Successor Company)	—	—	—	—
Current year change	(1)	2	(23)	(22)

Balance, December 31, 2004 (Successor Company)	$(1)	$2	$(23)	$(22)

(14) Shareholders’ Equity

Successor Company

The Predecessor Company’s Plan became effective and it emerged from bankruptcy on April 20, 2004. The Predecessor Company applied fresh-start reporting effective December 31, 2003 and, as a result, reflected all shares of WorldCom group and MCI group common stock, warrants to acquire WorldCom group common stock, Series D, E, and F Junior Convertible preferred stock and SMC Class A preferred stock as cancelled (see Note 5). The equity structure of the Successor Company as of December 31, 2004 and 2003 is discussed below.

MCI Common Stock

On April 20, 2004, the Predecessor Company merged with and into the Successor Company and the separate existence of the Predecessor Company ceased to exist. The Successor Company is a Delaware corporation and filed a new certificate of incorporation (“New Articles”). The New Articles authorized 3,000,000,000 shares of MCI common stock (“common stock”) with $0.01 par value. During 2004, the Successor Company issued approximately 296 million shares of common stock to settle claims of debt holders, 10 million shares were issued to settle the SEC civil penalty, approximately 8.6 million shares were issued through the MCI, Inc. 2003 Management Restricted Stock Plan and approximately 5.7 million shares were issued to unsecured creditors.

Pursuant to the Plan, such stock had an agreed value of $8.5 billion. Accordingly, the Successor Company recorded common stock, additional paid-in capital and deferred compensation of $3 million, $8.6 billion, and $170 million, respectively, in the consolidated balance sheet as of December 31, 2003 (see Note 4). In addition to any other approval required by law, any action to effect a stock split or reverse stock split of the common stock within one year after April 20, 2004 shall require the approval of the holders of at least ninety-five percent (95%) of the shares of common stock then outstanding.

MCI Shareholder Rights Plan

On April 20, 2004, the Board of Directors of MCI declared a dividend of one right (“Right”) for each outstanding share of MCI Common Stock to stockholders of record on that date. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another person or group that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock. Certain qualifying tender offers made to all stockholders will not trigger the Rights. The Rights expire on the date of the 2007 annual meeting, unless earlier redeemed at a price of $.001 per Right. If the Rights become exercisable, upon payment of the exercise price of the Right (which was initially set at $75.00 per right), holders may receive (a) MCI common stock with a market value equal to twice the exercise price or (b) common stock of an acquirer of MCI with a market value equal to twice the exercise price.

Embratel Preferred and Common Stock

As of December 31, 2003, there were 210 billion Embratel preferred shares outstanding and 124 billion common shares outstanding all without par value. The preferred shares were non-voting, except under limited circumstances, and were entitled to a minimal non-cumulative dividend of 6% per annum resulting from the division of the subscribed capital by the number of shares or a dividend 10% higher than that paid to each ordinary share, whichever was higher. The preferred shares of Embratel had a priority in relation to the common shares in the event of a liquidation of Embratel. The Embratel preferred shares and common shares not owned by the Company were classified as other minority interests in the Company’s 2003 consolidated balance sheet.

Dividends

During 2004, the Company paid $254 million to shareholders pursuant to Section 5.07 of the Plan ($0.40 per share to shareholders of record on September 1 and December 1). As the cash dividends were returns of shareholder capital, the dividends were recorded as reductions of additional paid-in capital in the shareholders’ equity section of the Company’s consolidated balance sheet.

Predecessor Company

The Predecessor Company’s plan of reorganization became effective and it emerged from bankruptcy on April 20, 2004. The Predecessor Company adopted fresh-start reporting effective December 31, 2003, at which time it effectively cancelled all shares of the following securities:

Common Stock

The Predecessor Company maintained two classes of common stock: WorldCom group common stock and MCI group common stock. The rights of the holders of the WorldCom group common stock included one vote per share and one liquidation unit in the event of the dissolution of the Company. The MCI group common stock held variable voting rights, was convertible to WorldCom group common stock at the option of the Board of Directors, and received  1/25 of a liquidation unit in the event of dissolution. Neither class of common stock held the right to a dividend, although the Predecessor Company historically paid quarterly dividends on the MCI group common stock prior to the Petition Date.

Dividends

The Predecessor Company did not declare nor pay any dividends in 2003. Dividends paid or declared on both common and preferred securities during the year ended December 31, 2002 were as follows (in millions):

	Predecessor Company
	Year Ended December 31, 2002
Class of Stock	Cash Dividends Paid	Cash Dividends Declared
MCI group common stock	$142	$—
Preferred Stock:
Series D	5	3
Series E	5	3
Series F	7	4

During July 2002, the Predecessor Company paid dividends to existing holders of Series D, E, and F preferred securities in the form of common stock units. Each common stock unit included one share of WorldCom group common stock and 0.0515 shares of MCI group common stock. The number of common stock units included in the dividend payment was determined based on a formula that considered average stock price and other factors. The amount declared in 2002 was $19 million of which $9 million was a stock dividend and $10 million in cash. As a result of the Predecessor Company’s bankruptcy filing, all preferred dividends to be paid after the Petition Date were stayed.

The Predecessor Company’s Plan became effective and it emerged from bankruptcy on April 20, 2004. The Company adopted fresh-start reporting effective December 31, 2003, at which time it effectively cancelled all shares of the Predecessor Company’s redeemable preferred securities (see Note 4).

Digex Series A Convertible Preferred Stock

On November 17, 2003, the Predecessor Company paid approximately $39 million for the acquisition of the remaining interest in Digex. This payment included the purchase of the outstanding shares of Class A Common Stock of Digex not already owned for $1.00 per share. Also included in this payment was the purchase of the 50,000 outstanding shares of Series A Convertible Preferred Stock of Digex from Hewlett-Packard. Following the completion of the purchase, Digex became a wholly-owned subsidiary of the Predecessor Company.

WorldCom Shareholder Rights Plan

On March 7, 2002, the Board of Directors declared a dividend of one preferred share purchase right (“Group Right”) for each outstanding share of WorldCom group common stock and for each outstanding share of MCI group common stock. Each Group Right entitled (i) the holder of WorldCom group common stock to purchase one one-thousandth of a share of Series 4 Junior Participating Preferred Stock, par value $.01 per share, of the Predecessor Company at a price of $60.00, subject to adjustment, and (ii) the holder of MCI group common stock to purchase one one-thousandth of a share of Series 5 Junior Participating Preferred Stock, par value $.01 per share, of the Predecessor Company at a price of $40.00, subject to adjustment. The Group Rights were cancelled on the Emergence Date.

(15) Stock-Based Compensation

Successor Company

MCI, Inc. 2003 Management Restricted Stock Plan

In connection with the confirmation of the Predecessor Company’s bankruptcy, the Bankruptcy Court and the Predecessor Company’s creditors approved the adoption of the MRSP, which became effective on the

Emergence Date. Under the MRSP, the Company is authorized to issue restricted stock and restricted stock unit awards with respect to up to 10,921,000 shares of MCI Common Stock. The Company anticipated that restricted stock unit awards of 8,597,739 would be granted to employees on the Emergence Date, however, actual restricted stock awards granted totaled 8,533,988.

The MRSP is administered by the Compensation Committee of the Board of Directors. The plan allows the Committee to make awards of restricted stock or restricted stock units to such officers and key employees of the Company as the Committee in its sole discretion determines to be responsible for the success and future growth and profitability of the Company.

Awards under the MRSP may be granted in any one or a combination of stock awards or stock units. Each type of grant is described below. The Compensation Committee will determine the vesting schedule for any stock awards and stock unit awards. The awards granted on the Emergence Date vest quarterly over a period of three years. To the extent permitted by the Compensation Committee in award agreements, participants may exchange grants between stock units and stock awards.

Stock unit awards may be granted by the committee in its sole discretion. A “stock unit” means a notional account representing one share of Common Stock. Recipients of stock unit awards will be eligible to receive dividend equivalents. A dividend equivalent is the right to receive the amount of any dividend paid on the share of Common Stock underlying a stock unit, which will be payable in cash or in the form of additional stock units. On August 18, 2004, the individual award agreements under the MRSP were amended to allow for the conversion of restricted stock units into shares of Restricted Stock (with one Stock Unit converting to one share of Restricted Stock) and the payment of dividends on unvested Restricted Stock shares. The conversion from Restricted Stock Units into shares of Restricted Stock was not allowed for any units held by employees outside the U.S. or that had been deferred under the Deferred Stock Unit Plan.

Stock awards may be granted by the committee in its sole discretion. A stock award is the transfer of Common Stock with or without payment therefor. A stock award agreement will specify whether the participant will have, with respect to the shares of Common Stock subject to a stock award, all of the rights of a holder of shares of Common Stock of the Company.

If there is any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment will be made to the shares available under the MRSP and to each outstanding stock unit such that each such award shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such stock unit had such award been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In the event of any change or distribution described in the preceding sentence, in order to prevent dilution or enlargement of participants’ rights under the MRSP, the committee will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the MRSP, the number and kind of shares subject to outstanding awards, the purchase price applicable to outstanding awards, and the fair market value of the Common Stock and other value determinations applicable to outstanding awards. Appropriate adjustments may also be made by the committee in the terms of any awards under the MRSP to reflect such changes or distributions and to modify any other terms of outstanding awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods, if applicable. In addition, the committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company or the consolidated financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

If there is a change in control of the Company and any participant is terminated without “cause” (as such term is defined in the agreement pertaining to the award) within two years thereafter, all then outstanding stock units of such participant will immediately vest and become settleable and any restrictions on stock awards of such participant will immediately lapse. Thereafter, all awards shall be subject to the terms of any agreement effecting the change in control. As of December 31, 2004, there were 3,358,222 restricted stock awards available for grant; however, on February 28, 2005, the Company granted 3,333,767 shares of restricted stock awards pursuant to the MRSP. The following table summarizes the activity for 2004 (shares in millions):

	Number of Shares	Weighted Average Fair Value
Awards outstanding, January 1, 2004 (1)	8.6	$19.75
Shares granted	—	—
Shares vested	(1.3)	19.75
Shares forfeited	(1.0)	19.75

Awards outstanding, December 31, 2004	6.3	$19.75

(1)	Initial awards granted on April 20, 2004 were considered outstanding as of December 31, 2003 as a result of fresh-start reporting (see Note 4).

The Company recorded $170 million of deferred stock-based compensation upon the issuance of approximately 8.6 million shares of restricted stock that were granted on the Emergence Date based on the fair value of the Company’s stock on the date of grant. The amount is being amortized over the vesting period of three years on a straight-line basis. The Company recorded approximately $7 million and $29 million to costs of services and products and selling, general and administrative expense, respectively, in its consolidated statement of operations for 2004. In addition, the Company reversed approximately $20 million of deferred stock-based compensation related to shares that will not vest due to employee terminations during 2004.

MCI, Inc. Deferred Stock Unit Plan

Any participant may elect to defer receipt of all or a portion of the common stock subject to a stock award under the MRSP. Any such election must be made in accordance with procedures established by the compensation committee and prior to the date the portion of the stock units to be deferred vests. Once an election to defer is made, it will be permanent and irrevocable. All distributions will be made in the form of common stock.

A participant’s deferred stock unit account will be credited with a number of notional shares of common stock equal to the number of stock units deferred as soon as practicable after the stock units would have been received by the participant absent the deferral election. A participant will, at all times, be 100% vested in any amounts credited to his or her deferred stock unit account. The Company is not required to actually invest amounts credited to participants’ accounts in shares of common stock or otherwise.

An amount equal to any regular cash dividend which would have been received by a participant had the amounts credited to his or her deferred stock unit account actually been invested in shares of common stock will be paid to him or her.

MCI, Inc. 2003 Employee Stock Purchase Plan

The Company’s bankruptcy plan included the establishment of the ESPP, which became effective on the Emergence Date.

Under the ESPP, which is a stock purchase plan qualified under Section 423 of the Internal Revenue Code, up to 2,200,000 shares of Common Stock may be purchased by eligible employees of the Company through payroll deductions of up to 15% of their eligible compensation. The purchase price will be equal to the lower of 85% of the market value of the stock at the beginning or at the end of each six-month offer period commencing July 1 and

January 1 of each calendar year. The ESPP was modified in 2004 so that open market purchases were not required to fund the plan as originally intended and the 2.2 million shares that were reserved upon emergence would be used.

If a participant’s employment with the Company or a participating subsidiary terminates, then unless the termination coincides with the last day of an offering period, the payroll deductions allocated to his or her account for that offering period will be returned to him or her. All shares of common stock in the participant’s account will be distributed to him or her.

If the Company is a party to a sale of substantially all of its assets, or a merger or consolidation, then the right to purchase shares of common stock under the ESPP will be subject to the agreement of sale, merger or other consolidation.

If there is a stock split, stock dividend or other change affecting the common stock, then the number and kind of securities reserved under the ESPP will be appropriately adjusted by the Board of Directors. Appropriate adjustments will also be made to the purchase price for shares of common stock at the end of the offering period in which such an event occurs and other terms of the ESPP.

Contributions are held in escrow until the end of the offering period, when the accumulated contributions will be applied to the distribution of shares. The ESPP is accounted for using the intrinsic-value-based method of APB Opinion No. 25 and no compensation expense was recorded. However, the ESPP does not meet the criteria as set forth in SFAS No. 123 for noncompensatory plans and therefore is deemed compensatory for disclosure purposes only. During 2004, employees contributed $19 million to the ESPP, however, no shares were issued in 2004. The $19 million of employee contributions was included in other current assets as restricted cash and is offset by $19 million in other current liabilities in the Company’s consolidated balance sheet. As of December 31, 2004, the ESPP provided for the issuance of 2.2 million shares through open market purchases, from treasury shares and from authorized but unissued shares. In January 2005, the Company issued 1,531,531 shares to employees under the ESPP for the offering period ended December 31, 2004.

Embratel Plan

Embratel also maintained a separate stock option plan. The plan granted Embratel’s directors and employees options to purchase Embratel preferred shares at the market value on the grant date. The options became exercisable over a three to four year period and expired ten years from the grant date. Until the third quarter of 2001, options were granted with the exercise price adjusted for inflation until the exercise date using the General Market Price Index, became exercisable over a three-year period and expired 10 years after the date of grant. Pursuant to the Embratel Plan, options granted could be exercised upon the occurrence of certain events, including a change in shareholder control of Embratel.

Summarized information relating to the Embratel Option Plan is as follows (in millions):

Number of Options
Balance January 1, 2002	6,265
Granted	2,097
Expired or canceled	(478)

Balance December 31, 2002	7,884
Granted	2,807
Exercised or sold	(1,221)
Expired or canceled	(739)

Balance December 31, 2003	8,731

Weighted average exercise price on December 31, 2002 (per thousand shares)	$1.54
Weighted average exercise price on December 31, 2003 (per thousand shares)	$2.06

The fair values of the Embratel Option Plan options granted during the years ended December 31, 2003 and 2002 have been estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2003	2002
Expected volatility	57%	64%
Risk free interest rate	17%	27%
Expected life (years)	5	5
Dividend yield	—	—

Predecessor Company

WorldCom Plans

The Predecessor Company adopted fresh-start reporting (see Note 4) as of December 31, 2003, at which time it effectively cancelled all common stock options under the Predecessor Company’s 1990 Stock Option Plan, the 1997 Stock Option Plan, the 1999 Stock Option Plan, and the MCI ESPP in addition to several other stock option plans assumed from various acquired companies, (collectively, the “Option Plans”).

As of December 31, 2003 and 2002, the Predecessor Company had authorized 1,025 million shares of WorldCom group common stock for issuance under the Option Plans, including the stock option plans assumed from various acquisitions. As of December 31, 2002, 611 million options were available for issuance and approximately 414 million options had been granted under the Option Plans.

Effective with the recapitalization and issuance of the MCI group tracking stock in June 2001, each outstanding stock option under the Option Plans was converted into a stock option to acquire shares of WorldCom group common stock having the same terms and conditions, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.0319. The information presented below reflects this conversion ratio.

Information regarding options and warrants granted and outstanding is summarized below (in millions, except share price):

	Number of Options and Warrants	Weighted Average Exercise Price
Balance, January 1, 2002	400	$29.85
Granted	4	15.63
Exercised	(2)	6.94
Expired or canceled	(175)	37.99

Balance, December 31, 2002	227	23.49
Granted	—	—
Exercised	—	—
Expired or canceled	—	—

Balance, December 31, 2003 (Predecessor Company)	227	$23.49

Application of fresh-start reporting (see Note 4)	(227)

Balance, December 31, 2003 (Successor Company)	—

Approximately 114 million of the options expired or canceled in 2002 represent options cancelled as part of a voluntary exchange program in which employees could exchange previously granted stock options for options with new exercise prices, expiration dates and vesting schedules to be issued at a future date that was to be six months and one day from the date of cancellation. The issuance of the new options never occurred due to the Company’s bankruptcy filing. The options granted during 2002 were granted at an average fair value of $3.24.

(16) Severance and Restructuring Programs

The Company provides severance benefits to its employees under its Severance Policy. These benefits vest when the employee is notified of his termination. The amount of benefit varies based on the employee’s term of service. Severance benefits for employees who had been notified of termination on or before June 14, 2002 were paid in a lump-sum on the date of termination. Severance benefits for terminations after that date are paid in equal bi-weekly payments for the duration of the severance benefits.

Throughout 2004, 2003 and 2002, the Company implemented workforce reductions on a company-wide basis, impacting all business segments. Amounts for employee termination costs were recorded as announced to the affected employees and in accordance with the Company’s Severance Policy. In 2004, 2003 and 2002, a total of 9,783, 4,194 and 15,774 employees were terminated; as of December 31, 2004, 247 employees included in the Company’s terminations were still actively working. During 2004, approximately 2,300 employees voluntarily terminated their employment with the Company after receiving notification that their positions would be eliminated. Terminations during 2003 and those completed after the Petition Date in 2002 were recorded in the consolidated statements of operations as reorganization items, net (see Note 5).

In 2004, 2003, and 2002, the Company identified certain properties related to the closing of call centers which it planned to vacate and sublease, where possible. In accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the Company recorded charges of approximately $20 million, $6 million, and $36 million as selling, general and administrative expenses in its consolidated statements of operations for the years ended December 31, 2004, 2003, and 2002, respectively.

The following table summarizes the Company’s accrual of severance and other restructuring expenses and payments during the years ended December 31, 2004, 2003 and 2002 (in millions):

	Severance	Other
Balance as of January 1, 2002 (Predecessor Company)	$—	$65
Expenses	133	36
Cash payments during 2002	(101)	(5)

Balance as of December 31, 2002 (Predecessor Company)	32	96
Expenses	58	6
Cash payments during 2003	(79)	(10)

Balance as of December 31, 2003 (Successor Company)	11	92
Expenses	163	20
Cash payments during 2004	(154)	(4)

Balance as of December 31, 2004 (Successor Company)	$20	$108

(17) Discontinued Operations and Assets Held for Sale

The Company has identified certain non-core assets that it has determined are not part of its expected future operations. As such, these assets and businesses, once identified and qualifying for discontinued operations under SFAS No. 144, are reflected as discontinued operations in the consolidated statements of operations and as assets held for sale in the consolidated balance sheet.

Discontinued Operations

In May 2002, the Predecessor Company committed to a plan to exit its WorldCom Wireless (“Wireless”) resale business because of continuing operating losses. In July 2002, the Predecessor Company sold its wireless customer contracts, with no book value, to several wireless providers and resellers for a total of approximately $34 million, which was recognized as a gain in 2002. All contracts were effectively transitioned to other providers by October 2002. During 2003, the Company recorded $12 million of revenue for amounts received during the period within discontinued operations.

In June 2003, the Predecessor Company decided to dispose of its Multichannel Multipoint Distribution Service (“MMDS”) business which included network equipment, licenses and leases utilized for the provision of wireless telecommunications services via Multichannel Multipoint Distribution Service. In June 2003, the Predecessor Company received Bankruptcy Court approval to dispose of these assets, and this standalone entity was reclassified to discontinued operations under SFAS No. 144, and related revenues and expenses were reclassified to discontinued operations for all periods presented.

On July 8, 2003, an Asset Purchase Agreement was entered into with Nextel Spectrum Acquisition Corp. (“Nextel”) for the sale of substantially all of the assets of MMDS for $144 million in cash. In addition, the Company entered into a three-year extension of a customer contract between subsidiaries of MCI and Nextel. The sale was approved by the Bankruptcy Court on July 22, 2003, as modified in certain respects. The Company completed the sale in May 2004 and received $144 million in cash for the assets, which was equal to their carrying value which included a reserve for post-closing adjustments of $2 million. This reserve was subsequently settled for an immaterial amount resulting in the recognition of a gain on the sale of approximately $2 million.

In November 2003, the Board of Directors approved a plan to dispose of its 19% economic investment in Embratel, as well as other Latin American entities. On March 15, 2004, the Company announced that it had entered into a definitive agreement to sell its ownership interest in Embratel and other Latin American subsidiaries to Telefonos de Mexico. On April 21, 2004, the agreement was amended which increased the cash purchase price to $400 million from $360 million. On April 27, 2004, these assets qualified as discontinued operations under SFAS No. 144 when the Company received bankruptcy court approval for the sale. Accordingly, the Company has reclassified all revenues and expenses to discontinued operations for all periods presented. On July 23, 2004, the Company completed the divestiture for $400 million. As of the sale date, all obligations under the Share Purchase Agreement were completed. The Company recognized a gain on the sale of approximately $12 million within discontinued operations in its consolidated statement of operations.

In June 2004, the Company decided to dispose of additional Latin American operations and began the marketing of Proceda Tecnologia e Informatica S.A. (“Proceda”), an information technology outsourcing company in Brazil specializing in the following areas: data center services, mainframe services, hosting, technical support, help desk management, integrated solutions, and e-business. These assets qualified as discontinued operations under SFAS No. 144 in June 2004 and, accordingly, the Company has reclassified all revenues and expenses to discontinued operations for all periods presented. The operations were sold on December 2, 2004 for $3 million. The Company recognized an immaterial gain within discontinued operations in the consolidated statement of operations.

In June 2004, the Company commenced its internal evaluation related to OzEmail Pty. Ltd (“OzEmail”), an Internet service provider providing dial-up, broadband and wireless products to Australian consumers and small business enterprises. In July 2004, the Company began to market OzEmail for sale. The related assets qualified as discontinued operations under SFAS No. 144 in July 2004 and, accordingly, the Company has reclassified all revenues and expenses to discontinued operations for all periods presented and reclassified all assets and liabilities as “held for sale” in the consolidated balance sheet as of December 31, 2004. On February 28, 2005, the Company completed the divestiture of OzEmail for approximately $86 million and will record a gain of approximately $80 million within discontinued operations in its 2005 consolidated statement of operations.

The consolidated statements of operations reflect Wireless, MMDS, Embratel (and other companies related to the transaction), Proceda, and OzEmail as discontinued operations for all periods presented. The combined operating results of these entities through the date of disposition and gains from the sale of assets are reflected in the consolidated financial statements for the years ended December 31, 2004, 2003, and 2002 as follows (in millions):

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
Revenues	$1,925	$3,065	$4,387
Operating expenses	(1,821)	(2,835)	(4,410)
Other expense	(77)	(7)	(556)
Minority interests (expense) income	(4)	(172)	173
Income tax (expense) benefit	(11)	(94)	204
Gain on sale of assets	14	—	—

Net income (loss)	$26	$(43)	$(202)

Assets Held for Sale

OzEmail

As of December 31, 2004, assets held for sale in the consolidated balance sheet relate to OzEmail. Assets include cash and other assets, and liabilities represent accounts payable and accrued access costs. Additionally, related cumulative translation adjustments are included as part of shareholders’ equity.

Douglas Lake

The Predecessor Company deemed Mr. Bernard J. Ebbers (“Mr. Ebbers”), its former Chief Executive Officer, to be in default of the terms of a Promissory Note he signed to the Company dated April 29, 2002. The Promissory Note was secured by Predecessor Company stock as well as Mr. Ebbers’ equity interests in certain enterprises. On May 29, 2003, the Predecessor Company entered into an agreement to sell one of Mr. Ebbers’ properties, Douglas Lake, and on July 1, 2003, the Bankruptcy Court approved the sale of the property. As a result, the Predecessor Company reclassified the asset in its consolidated balance sheet as “held for sale” effective July 1, 2003 under SFAS No. 144. The carrying value of the property was $54 million as of December 31, 2003. The property was sold in February 2004 for approximately $50 million, which was net of disposal costs. The Company received approximately $37 million in net proceeds in connection with the closing, and expects to receive additional proceeds of up to approximately $13 million, pending the resolution of certain tax matters and the final determination of any indemnification claims made by the purchaser pursuant to the purchase agreement. The Company recorded the estimated loss of $4 million as selling, general and administrative expenses in the 2004 consolidated statement of operations.

Embratel

During 2004, Embratel qualified for discontinued operations and was ultimately sold as noted above. The removal of these assets in 2004 had a significant effect on the Company’s consolidated balance sheet. As Embratel was removed from the consolidated balance sheet during 2004, actual amounts removed from the consolidated balance sheet would have reflected current year operations through the date of disposal. The following condensed balance sheet of Embratel as of December 31, 2003 identifies the assets and liabilities included in the Successor Company’s consolidated balance sheet as of December 31, 2003. These amounts represent the Company’s basis in the investment and includes adjustments for U.S. GAAP, consolidation eliminations, and purchase accounting (in millions):

Successor Company
As of December 31, 2003
ASSETS
Cash	$595
Receivables	556
Other current assets	125

Total current assets	1,276
Property, plant and equipment	1,986
Non-current assets	958

Total assets	$4,220

LIABILITIES AND EQUITY
Current portion of long-term debt	$289
Current liabilities	948

Total current liabilities	1,237
Long-term debt	1,285
Other long-term liabilities	149
Minority interest	1,149

Total liabilities	3,820
MCI’s investment	400

Total liabilities and equity	$4,220

(18) Leases and Commitments

The Company leases office facilities, office equipment and telecommunications equipment under non-cancelable operating leases having initial terms of more than one year. Various facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs or require the Company to pay certain maintenance and utility costs. Included with telecommunication facilities are contractual commitments with incumbent local phone companies that provide ports to the Company and obligations under right-of-way and franchise agreements with various entities. At December 31, 2004, future minimum payments under non-cancelable leases and commitments and capital lease obligations were as follows (in millions):

	Operating Leases and Commitments			Capital Leases
	Office Facilities and Equipment	Telecommunications Facilities	Total
As of December 31,
2005	$806	$319	$1,125	$49
2006	761	135	896	49
2007	696	99	795	52
2008	198	85	283	41
2009	123	76	199	38
Thereafter	390	498	888	198

Total	$2,974	$1,212	$4,186	427

Interest				(159)

Total				$268

Rental expense under operating leases was $945 million, $1.1 billion and $1.8 billion for the years ended December 31, 2004, 2003 and 2002, respectively. The reduction in expense relates to the Company’s reduction in leases due to rejections during the Chapter 11 proceedings.

Property, plant and equipment assets under capital leases were $56 million and $91 million as of December 31, 2004 and 2003, respectively. Fresh-start reporting as of December 31, 2003 and the 2004 impairment charges eliminated the accumulated depreciation on these assets (see Note 7). As of December 31, 2004, accumulated depreciation on these assets was $6 million. The Company recorded $9 million, $6 million, and $6 million in depreciation expense on these assets for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company and Electronic Data Systems Corporation (“EDS”) have negotiated dual outsourcing agreements. The Company has outsourced portions of its information technology operations to EDS, pursuant to which EDS has assumed responsibility for the Company’s information technology system operations at several locations. As of December 31, 2004, the contractual obligation associated with this contract was estimated to be approximately $1.6 billion in the aggregate and has been included with office facilities and equipment in the table above.

The Company has contractual obligations to utilize network facilities from local exchange carriers with terms greater than one year. The Company has assessed its minimum exposure related to penalties to exit the contracts and, as of December 31, 2004, the obligation associated with this liability was estimated to be approximately $1.4 billion and has been excluded from the table above.

The Company is obligated to pay a portion of maintenance and repair costs for certain cable systems which it uses to transmit voice, data and Internet traffic. As no minimum obligation is identified under these agreements, the Company has excluded these obligations from the commitment table above. However, the Company estimates these obligations as of December 31, 2004 to be approximately $733 million over the contract period, which can exceed 20 years. During 2004, 2003, and 2002, the Company incurred expenses under these agreements of $40 million, $93 million, and $124 million, respectively.

As of December 31, 2004, the Company had various miscellaneous purchase commitments for services in the aggregate amount of $137 million.

(19) Contingencies

The filing of the Chapter 11 cases automatically stayed proceedings in private lawsuits relating to the Debtors pre-petition claims. Claims arising after the Petition Date were not discharged on emergence.

Right-of-Way Litigation. Prior to the Petition Date, the Predecessor Company was named as a defendant in five putative nationwide and twenty-five putative state class actions involving fiber optic cable on railroad, pipeline and utility rights-of-way. The complaints allege that the railroad, utility and/or pipeline companies from which the Predecessor Company obtained consent to install its fiber optic cable held only an easement in the right-of-way, and that the consent of the adjoining landowners holding the fee interest in the right-of-way did not authorize installation. The complaints allege that because such consent was not obtained, the fiber optic network owned and operated by the Predecessor Company trespasses on the property of putative class members. The complaints allege causes of action for trespass, unjust enrichment and slander of title, and seek injunctive relief, compensatory damages, punitive damages and declaratory relief. By the Petition Date, twenty-two putative class actions remained pending. In the remaining eight cases, class certification had been denied and/or the action had been dismissed. These cases were stayed as a result of the Predecessor Company’s bankruptcy filing, initially as a result of the automatic stay provisions of the Bankruptcy Code, and presently by operation of the discharge injunction incorporated into the modified Second Amended Joint Plan of Reorganization. To date, the Bankruptcy Court has denied all motions to lift the automatic stay or the discharge injunction.

Certain of the right-of-way plaintiffs filed individual and/or putative class proofs of claim in the bankruptcy proceedings. To date, the Bankruptcy Court has denied all pending motions to certify classes with respect to these proofs of claim, and has declined to extend the bar date to allow the late-filing of claims by unnamed class members. As a result of these rulings, the Company’s exposure in these matters has been substantially reduced.

The Company also is litigating in the Bankruptcy Court, and in several federal appellate courts, the question of whether the discharge injunction contained in the Modified Second Amended Joint Plan of Reorganization bars the initiation or continuation of actions outside of the Bankruptcy Court based on the continued presence of the fiber optic cable after the Company’s discharge from bankruptcy. To date, one federal appellate court has agreed with the Company’s position, and the Bankruptcy Court recently issued decisions in two right-of-way cases finding that any further prosecution after the bankruptcy violates the discharge injunction.

The Predecessor Company executed a settlement agreement in February 2002 regarding all right-of-way litigation in Louisiana, and in June 2002 regarding all other railroad right-of-way litigation nationwide. However, following the Petition Date, the Predecessor Company opted out of the nationwide settlement agreement because the Oregon court did not approve it, and the Predecessor Company did not elect to proceed to seek approval in Illinois. During the bankruptcy proceedings, the Predecessor Company rejected the Louisiana right-of-way settlement agreement, but has since entered into an agreement in principle to implement the Louisiana agreement as a pre-petition claim against the Predecessor Company. The Company accrued for its estimate to settle the pre-petition litigation as of December 31, 2004 and 2003.

State Tax. In conjunction with the Predecessor Company’s bankruptcy claims resolution proceeding, certain states have filed claims concerning the Predecessor Company’s state income tax filings and its approach to related-party charges. To date, various states have filed proofs of claims in the aggregate amount of approximately $750 million. In addition, the State of Mississippi has filed a claim in the aggregate amount of approximately $2 billion. The Company is in discussions with the appropriate state taxing officials on these and other similar issues related to state income taxes owed by the Company and its subsidiaries.

On March 17, 2004, the Commonwealth of Massachusetts on behalf of itself and thirteen other states filed a motion to disqualify KPMG LLP (“KPMG”) from serving as the Company’s accountant, auditor and tax advisor on the grounds that KPMG is not disinterested as required by Section 327(a) of the Bankruptcy Code. The Company believes that the filing of this motion is merely a litigation tactic and that the motion has no merit. The bankruptcy court held hearings on the motion, at the conclusion of which the bankruptcy court took the matter under advisement. On June 30, 2004, the bankruptcy court denied this motion and the states have appealed the order denying the motion.

Other. The Company provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of its products as are usual and customary in the Company’s business. Additionally, the Company provides indemnifications in certain lease agreements in which it agrees to absorb the increased cost to the lessor resulting from an adverse change in certain tax laws, which are usual and customary in leases of these types. The Company evaluates estimated losses for such indemnifications under FASB Interpretation No. 45, “Guarantors’ Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” In relation to the indemnifications in certain lease agreements, as the indemnifications are contingent on tax law changes, the maximum amount of loss cannot be estimated until there is actually a change in tax law. To date, the Company has not incurred significant costs as a result of such obligations and has not accrued any liabilities related to such indemnifications in the consolidated financial statements.

In the normal course of business, the Company is subject to other proceedings, lawsuits and claims, including proceedings under government laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the Company is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2004. While these matters could affect operating results when resolved in future periods, based on current information, the Company does not believe any monetary liability or financial impact would be material to its consolidated financial condition, results of operations, or cash flows. The Company, where appropriate, accrued for its estimates to settle outstanding litigation as of December 31, 2004 and 2003.

(20) Income Taxes

The Company is subject to U.S. federal, state, local and foreign income taxes. The domestic and foreign components of (loss) income from continuing operations before provision for income taxes for the years ended December 31, 2004, 2003 and 2002 were as follows (in millions):

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
Domestic	$(2,652)	$25,648	$(9,213)
Foreign	(856)	(2,870)	512

(Loss) income from continuing operations before income taxes	$(3,508)	$22,778	$(8,701)

The significant components of the provision for (benefit from) income taxes related to continuing operations for the years ended December 31, 2004, 2003 and 2002 were as follows (in millions):

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$116	$—	$(154)
State and local	332	80	78
Foreign	142	343	(89)

Total current expense (benefit)	590	423	(165)
Deferred:
Federal	(206)	29	154
State and local	120	2	11
Foreign	16	(141)	258

Total deferred (benefit) expense	(70)	(110)	423

Income tax expense related to continuing operations	$520	$313	$258

A reconciliation of differences between the U.S. federal income tax statutory rate and the effective income tax rates for (loss) income from continuing operations, which includes federal, state, local and foreign income taxes for the years ended December 31, 2004, 2003 and 2002, is as follows:

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
U.S. federal statutory tax (benefit) expense rate	(35.0)%	35.0%	(35.0)%
Goodwill	—	—	0.3
Foreign income inclusion	0.3	3.0	3.2
Penalties	—	—	8.6
State income taxes (net of federal benefit)	11.7	0.2	0.7
Valuation allowance	23.1	(43.3)	18.7
Foreign taxes	13.7	4.9	1.7
Other	1.0	1.6	4.8

Effective tax rate	14.8%	1.4%	3.0%

The effective tax rate is the provision for income taxes expressed as a percentage of (loss) income from continuing operations before income taxes. The 2004 effective rate is different than the expected federal statutory rate of 35% primarily due to the tax benefits of losses from continuing operations offset by an increase in (i) the valuation allowance attributable to current year losses without benefit, (ii) the provision for state income taxes, including current accruals and changes in tax reserves, and (iii) the provision for foreign taxes, including changes in tax reserves and increases in dollar-denominated exposure due to the weakness of the U.S. dollar and the denomination of liabilities in local currencies.

In accordance with fresh-start reporting, any future changes in income tax contingencies that existed as of the fresh-start date would typically be adjusted to intangible assets, until exhausted, then to additional paid-in capital and not through income. As a result of the impairment of intangible assets in the third quarter of 2004, the Company will record net increases in income tax contingencies existing at the fresh-start date, that would otherwise have served to increase the carrying value of intangible assets above their fair value, as additional income tax expense. The Company will record any decreases in pre-acquisition valuation allowance (not offset with decreases in the related gross deferred tax asset) to intangible assets. For the fourth quarter of 2004, the Company recognized $189 million of net additional expense attributable to changes in pre-fresh start federal, state and foreign tax contingencies, foreign exchange gains/losses and related interest. Additionally, the Company recognized $13 million of reductions of pre-fresh-start foreign income tax valuation allowances which was offset to intangibles.

The 2003 effective rate is lower than the expected statutory rate of 35% primarily due to a decrease in the valuation allowance. The net amount of the valuation allowance decreased significantly in 2003 primarily as a result of the establishment of the deferred tax liability for the effects of the Plan.

The 2002 effective rate is lower than the expected federal statutory rate of 35% primarily due to the tax benefits of losses from continuing operations offset by (i) an SEC civil penalty and other permanent items non-deductible for tax purposes, (ii) an increase in the valuation allowance attributable to losses from operations for which no tax benefit was recorded, and (iii) the utilization of NOLs, which were carried back for five years as a result of a change in tax law.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes, and the impact of available NOL carryforwards. The components of the deferred tax assets and liabilities were as follows as of December 31, 2004 and 2003 (in millions):

	Successor Company
	As of December 31,
	2004	2003
Deferred tax assets:
Depreciation, amortization and impairment	$1,988	$3,836
Intangibles	639	905
Provision for doubtful accounts	216	420
Net operating loss carryforwards	308	2,824
Accrued liabilities	376	523
Investments	30	727
Embratel deferred tax assets	—	781
Tax credits	—	306
Other	311	722

Total deferred tax assets	3,868	11,044
Less: valuation allowance	(1,904)	(1,150)

Net deferred tax assets	$1,964	$9,894

Deferred tax liabilities:
Basis difference in subsidiary stock	1,005	—
Basis difference in trade accounts receivable	444	—
Basis difference in intercompany accounts receivable	448	—
Basis difference in other assets	79	—
Embratel deferred tax liabilities	—	140
Effects of bankruptcy plan	—	9,113
Other	148	250

Total deferred tax liabilities	$2,124	$9,503

Net deferred tax (liabilities) assets	$(160)	$391

In 2004, the Company estimated the effect of amending its returns for 1999 through 2003 to reflect the impact of the restatement of the Company’s previously issued consolidated financial statements. Additionally, the Company analyzed its deferred tax balances as of December 31, 2003 in light of its amended returns. Both the amended returns and the analysis of the deferred tax balances resulted in a net decrease in deferred tax balances of $598 million as of December 31, 2003, offset by a corresponding decrease in valuation allowance. Changes to the December 31, 2003 deferred tax balances included increases to (i) depreciation, amortization and impairment (including a reclassification of line installation costs from a deferred tax liability) of $2.3 billion, (ii) intangibles of $368 million, (iii) accrued liabilities of $382 million, and (iv) investments of $195 million. Additionally, changes to the December 31, 2003 deferred tax balances included decreases to (i) net operating loss of $3.1 billion, (ii) provision for doubtful accounts of $504 million, and (iii) net other deferred taxes of $250 million. These changes have been reflected in the above table to facilitate comparability, however, reclassifications have not been reflected in the December 31, 2003 consolidated balance sheet.

During the third quarter of 2004, the Company impaired its indefinite-lived intangible assets, recognizing an impairment charge of $260 million. As a result of the impairment charge, the Company recognized a $99 million tax benefit which reduced the Company’s long-term deferred income tax liability as the impairment reduced the difference between the book and tax basis.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all evidence, both positive and negative, the Company determined that it is more likely than not that a portion of the Company’s deferred tax assets will not be realized and that a valuation allowance of $1.9 billion, $1.2 billion and $11.4 billion was deemed necessary as of December 31, 2004, 2003 and 2002, respectively. For the years ended December 31, 2004, 2003, and 2002, the Company’s decision to establish a valuation allowance was primarily based on negative evidence of cumulative losses in recent years.

The ability of the Company to use its NOL carryforwards and other tax attributes may be subject to certain statutory and other limitations after the Emergence Date. One such limitation is the required reduction of certain tax attributes due to the cancellation of indebtedness. The United States Treasury Department and the Internal Revenue Service (“IRS”) have issued temporary regulations that provide for tax attribute reduction when the debt of a member of a consolidated group is forgiven. Upon adoption of fresh-start reporting, the Company established a deferred tax liability to account for the cancellation of indebtedness resulting on emergence. Following the application of the attribute reduction rules, the Company estimates all of its federal NOL, capital loss and credit carryforwards and the majority of its state NOL and credit carryforwards will be eliminated and will not be available for use in future periods. Accordingly, the Company estimates (i) none of its federal NOLs, capital loss or credit carryforwards and (ii) $557 million of state NOLs (which expire from 2008 through 2024) will remain following application of the attribute reduction rules. The Company also has $788 million of NOLs in foreign jurisdictions ($639 million of NOLs which do not expire and $149 million of NOLs which expire between 2005 and 2012) which are not subject to the attribute reduction rules.

Additionally, as a result of the application of the attribute reduction rules, the Company estimates it will reduce its tax basis in current assets (including trade accounts receivable, intercompany accounts receivable and other current assets) by $1.5 billion and non-current assets (including property, plant and equipment, intangibles and other long-term assets) by $5.7 billion. Furthermore, due to certain federal income tax recapture provisions, the Company recorded a deferred income tax liability of $1.0 billion attributable to the future recognition of taxable gain on subsidiary stock. The Company further estimates an additional $1.1 billion would arise for the future recognition of taxable gain on subsidiary stock if certain of the Company’s subsidiaries appreciate in value and the financial accounting basis exceeds the tax basis in such stock. These liabilities were determined using estimates of fair market value and the Company’s separate legal entity accounting records and are therefore subject to limitations as set forth in the discussion of other tax contingencies below, including the risk of adjustments resulting from review by tax authorities. If appreciation of the Company’s subsidiaries occurs as described above, or adjustments result from review by taxing authorities, the additional tax liability of $1.1 billion may be required to be recorded either as an additional deferred tax liability or as a reduction to deferred tax assets. This would also result in the reduction in the valuation allowance as shown in the table above by up to approximately $1.1 billion. Absent adjustments by taxing authorities, future taxable gain would only become a current tax obligation in the event of the disposition or certain reorganizations of the appreciated subsidiaries by the Company.

Moreover, the Company expects that its future ability to utilize any remaining NOLs generated before the “ownership change” that occurred with respect to the Company when it emerged from bankruptcy, and possibly its future ability to utilize “built-in” loss deductions, if any, that existed as of the Emergence Date, will be limited by Internal Revenue Code Section 382 (“Section 382”). If certain requirements are met, the Company could qualify for a “bankruptcy” exception to the general Section 382 limitations. Under this exception, the Company’s future ability to utilize any remaining NOLs and built-in loss deductions would not be limited, but the amount of the Company’s pre-Emergence Date NOLs would be reduced, prior to the tax attribute reduction described in the preceding paragraph, by an amount equal to a specified portion of the Company’s pre-change interest expense. In addition, if the Company were to undergo a second “ownership change” within two years after the Emergence Date, it would be prohibited from utilizing any pre-change NOLs or built-in loss deductions. Even if the requirements for qualification for the bankruptcy exception are met, the Company may elect not to have the bankruptcy exception apply. Because it is unclear whether the Company will meet the requirements to qualify for the bankruptcy exception, and because the Company currently expects in any event to elect out of the bankruptcy exception in order to avoid the effects of a second “ownership change” that would occur as a result of the agreement entered into by the Company and Verizon (see Note 26), the Company currently expects to be subject to the Section 382 limitations. Such limitations are a significant reason for the Company’s 2004 current federal tax expense of $116 million and corresponding increase in taxes payable.

Prior to the Job Creation and Worker Assistance Act of 2002 (the “JCWA Act”), enacted by Congress on March 9, 2002, NOLs could be carried back to reclaim U.S. federal income taxes paid in the two years preceding the tax year in which the NOLs were generated, and could be utilized to offset 90% of the alternative minimum tax liability. The JCWA Act extended the carryback period to the five years preceding the tax year in which the NOL was generated, and allowed alternative minimum tax NOL to be carried back to reclaim up to 100 percent of alternative minimum tax liability. As a result of this legislation change, the Predecessor Company received a tax refund in 2002 and recognized $210 million of U.S. federal income tax benefit due to the carryback of NOLs which were previously reduced by a valuation allowance.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “AJC Act”). The AJC Act provided for nearly $137 billion in tax cuts over the next ten years. Significant provisions of the AJC Act included a repeal of the extraterritorial income tax provisions that were declared illegal by the World Trade Organization; relief for U.S. manufacturer; reform of the taxation of multinational corporations; targeted tax cuts; and fairly broad anti-abuse and tax shelter disclosure rules and penalties. The Company’s analysis of this legislation concludes that it will have no material impact on its consolidated financial statements.

State Tax Claims. In conjunction with the Predecessor Company’s bankruptcy claims resolution proceeding, certain states have filed claims concerning the Predecessor Company’s state income tax filings and its approach to related-party charges. To date, various states have filed proofs of claims in the aggregate amount of approximately $750 million. In addition, the State of Mississippi has filed a claim in the aggregate amount of approximately $2 billion. The Company is in discussions with the appropriate state taxing officials on these and other similar issues related to state income taxes owed by the Company and its subsidiaries.

Other Tax Contingencies. As of December 31, 2004, the Company’s management has determined the Company had a material weakness in its internal controls around income tax accounting. A component of this material weakness was that the Company did not have adequate controls and procedures with respect to separate legal entity accounting records for the Company and its domestic subsidiaries for 2004 and prior years. The Company will use its separate legal entity accounting records, which constitute the best available information, as a basis to comply with certain U.S. federal and state tax filing requirements for 2004 and prior years. The Company’s tax accruals are based on the aforementioned separate company financial information.

In addition to the state contingencies relating to the Predecessor Company’s approach to related-party charges, the Company has reserved for additional tax contingencies attributable to federal, state and foreign jurisdiction tax return filings. Such contingencies are for tax liabilities and related interest attributable to the ongoing audits of the Company’s federal tax returns (the Company’s federal tax returns from 1992 through 2003 are still open and subject to IRS examination, as are numerous state, local and foreign income tax filings for recent years), as well as certain tax positions taken on federal, state and foreign income tax returns for which the statutes remain open. The Company’s reserves for these additional tax contingencies are based on the aforementioned separate company financial information.

During 2004, the Company undertook a series of domestic and international restructurings to reduce the number of legal entities within the group, simplify the Company’s organizational structure and enhance operational efficiencies. Additional restructurings are planned for 2005. The majority of these restructurings have been effected through tax-free reorganizations. Where such transactions are taxable, however, the Company has estimated and provided for such tax liability. The Company’s provision for additional tax liabilities attributable to such reorganizations is based on the aforementioned separate company financial information.

The Company’s tax filings and reserves for the contingencies described in the preceding paragraphs including the aforementioned limitations on separate legal entity accounting records, are subject to audit, and the respective taxing authorities may contest the information on which these tax filings are based and may make additional assessments beyond that which has already been provided for.

The Company considers earnings relating to remaining foreign subsidiaries and affiliates to be indefinitely reinvested outside of the United States and, accordingly, no U.S. deferred income taxes have been recorded with respect to such earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. The Company has determined that it is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings.

The following table includes the changes related to the Company’s tax valuation allowances for the years ended December 31, 2004, 2003 and 2002 (in millions):

	Successor Company
	Balance at Beginning of Period	Additions	Deductions	Other changes	Balance at End of Period
2004	$1,150	$754	$—	$—	$1,904

	Predecessor Company
	Balance at Beginning of Period	Additions	Deductions	Other changes	Balance at End of Period
2003	$11,445	$—	$(9,958)	$(337)	$1,150
2002	9,497	1,728	—	220	11,445

Included in the 2003 “Other changes” are adjustments reflecting the Company’s aforementioned estimated effect of amending its returns for 1999 through 2003 as well as the Company’s analysis of certain deferred tax balances.

(21) Pension and Other Postretirement Benefit Plans

The Company maintains two defined benefit pension plans, the MCI Communications Corporation Plan and WorldCom International Data Services, Inc. Plan (collectively, the “MCI Plans”), which cover substantially all MCI employees who became WorldCom employees as a result of the Predecessor Company’s merger with MCI Communications, Inc. and who work 1,000 hours or more in a year. Effective January 1, 1999, participants of the MCI Plans no longer earn future compensation credits, although interest accruals and benefit vesting continues. Annual service cost for the MCI Plans is determined using the projected unit credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of the employees. As a result of fresh-start reporting, all unamortized prior service costs were eliminated and the generation of any future amounts subsequent to December 31, 2003 will be amortized under the same method as discussed above. As of December 31, 2004, there were approximately 21,000 participants in these plans.

The accumulated benefit obligation of the MCI Communications Corporation Plan exceeded the fair value of its assets by $99 million and $73 million at December 31, 2004 and 2003, respectively.

The WorldCom International Data Services, Inc. Plan held assets in excess of the accumulated benefit obligation of $15 million and $16 million as of December 31, 2004 and 2003, respectively.

In 2004 and 2003, the Company recorded net curtailment and settlement gains related to workforce reductions of $27 million and $39 million, respectively.

The Company also maintains a postretirement benefit plan that provides health and life insurance benefits to union members who are either currently retired or in active employee status and have satisfied certain eligibility requirements. Actuarially determined postretirement benefit costs are accrued as active employees earn these benefits. As of December 31, 2004, the Company’s postretirement plan had approximately 300 participants. The postretirement plan offers a prescription drug benefit and as such is subject to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) and has accounted for these benefits as required by FASB Staff Position Financial Accounting Standard 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” Measures of the APBO or net periodic postretirement benefit costs do not reflect any amount associated with the Medicare subsidy because the Company is unable to conclude if benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act.

Additionally, Embratel sponsored a defined benefit plan and a postretirement medical assistance plan (collectively, the “Embratel Benefit Plans”). Contributions to the defined benefit and postretirement medical assistance plans were based on actuarial studies prepared by independent actuaries under Brazilian regulations, and actuarial studies were reviewed periodically to determine whether adjustments to the contributions were necessary. In addition, Embratel had a defined contribution plan to which it contributed.

Benefit Obligations

The following table sets forth changes in the accumulated benefit obligations for the MCI Plans and Embratel Benefit Plans for the years ended December 31, 2004 and 2003 (in millions):

	MCI Plans		Embratel Benefit Plans
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Change in Benefit Obligations
Benefit obligations at January 1, 2003 (Predecessor Company)	$444	$31	$253	$79
Interest cost	28	2	33	11
Actuarial loss (gain)	25	5	18	(2)
Benefits paid	(11)	(3)	(28)	(3)
Foreign currency exchange	—	—	57	17
Settlement gain	(39)	—	—	—
Assumption changes	6	—	15	—

Benefit obligations at December 31, 2003 (Successor Company)	$453	$35	$348	$102

Interest cost	27	1
Actuarial loss (gain)	3	(3)
Benefits paid	(12)	(2)
Curtailment loss	3	—
Settlement gain	(30)	—
Assumption changes	27	—

Benefit obligations at December 31, 2004 (Successor Company)	$471	$31

Plan Assets and Funded Status

The following table presents both the change in the value of pension plan assets and the funded status of each plan for the years ended and as of December 31, 2004 and 2003 (in millions):

	MCI Plans		Embratel Benefit Plans
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Change in Plan Assets
Fair value of assets at January 1, 2003 (Predecessor Company)	$378	$—	$271	$16
Actual return on plan assets	54	—	47	5
Foreign currency exchange	—	—	60	3
Employer contributions	14	—	—	—
Benefits paid	(11)	—	(28)	(3)
Effect of settlements and transfers	(39)	—	—	—

Fair value of assets at December 31, 2003 (Successor Company)	$396	$—	$350	$21

Actual return on plan assets	31	—
Employer contributions	2	—
Benefits paid	(12)	—
Effect of settlements and transfers	(30)	—

Fair value of assets at December 31, 2004 (Successor Company)	$387	$—

As of December 31, 2003:
(Underfunded) funded status	$(57)	$(35)	$2	$(81)
Unrecognized net actuarial (gain) loss	—	—	(19)	26
Unrecognized transition liability	—	—	1	—

Net amount recognized (Successor Company)	$(57)	$(35)	$(16)	$(55)

As of December 31, 2004:
Underfunded status	$(84)	$(31)
Unrecognized net actuarial loss	28	1

Net amount recognized (Successor Company)	$(56)	$(30)

Balance Sheet Recognition

Amounts recognized in the consolidated balance sheets as of December 31, 2004 and 2003 are as follows (in millions):

	MCI Plans		Embratel Benefit Plans
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
As of December 31, 2003:
Accrued benefit cost, net amount recognized (Successor Company)	$(57)	$(35)	$(16)	$(55)

As of December 31, 2004:
Accrued benefit cost	$(79)	$(30)
Accumulated other comprehensive loss	23	—

Net amount recognized (Successor Company)	$(56)	$(30)

The weighted-average asset allocations for the Company’s pension plans by asset category (excluding Embratel) were as follows:

	Successor Company
	Actual Asset Allocation As of December 31,		Target Asset Allocation
	2004	2003
Equity securities	51%	52%	43%
Debt securities	40%	45%	49%
Real estate	8%	—	8%
Other	1%	3%	—

The Company has established and maintains an investment policy for assets held in each MCI Defined Benefit Pension trust. The investment strategies are long-term in nature and designed to meet the following objectives:

•	Ensure that funds are available to pay benefits as they become due;

•	Maximize the trusts’ total returns subject to prudent risk taking; and

•	Preserve and/or improve the funded status of the trusts over time.

The current investment strategy, as adopted by the Company, provides for the following asset allocation policies:

	Percent of Total Fund MCI Communications Corporation Plan
	Minimum	Target	Maximum
U.S. equities	33%	38%	43%
Non-U.S. equities	10%	12%	15%

Total equities(1)	43%	50%	58%
Fixed income	35%	40%	45%
Real estate(2)	—	10%	15%
Cash and cash equivalents	—	—	10%

	Percent of Total Fund WorldCom International Data Services, Inc. Plan
	Minimum	Target	Maximum
U.S. equities	30%	40%	45%
Fixed income	55%	60%	70%
Cash and cash equivalents	—	—	10%

(1)	Minimums and maximums for equities do not equal sums of minimums and maximums for each portfolio, but rather reflect constraints for overall equity exposure.
(2)	Allocations to real estate will occur over multiple time periods. Assets targeted to real estate, but not yet allocated, will be invested in fixed income securities with corresponding adjustments to fixed income rebalancing guidelines.

The Company reviews the asset mix of the funds on a regular basis. Generally, each fund’s asset mix will be rebalanced to the target mix as individual portfolios approach their minimum or maximum levels. The effective asset mix of all portfolios will be measured considering all futures and options positions. Securities convertible into common stock, or which provide for equity participation, are considered to be equities.

To meet its asset allocation objective, the Company has developed an investment manager structure that is based on the current asset allocation policies and investment guidelines. Each investment manager is engaged to manage a specific asset class portfolio. Periodically, the Company may make changes to the investment managers and allocations, as considered appropriate. In general, investment manager performance will be evaluated over a three to five year time horizon. Investments in certain telecommunication companies’ securities, including those of the Company, either directly or through controlled affiliates, are to be excluded from portfolio holdings unless held through commingled or mutual funds. Performance objectives set out for each manager are net of investment management fees.

Futures contracts may be used as a substitute for holding the underlying asset related to the futures contract. All deliverable long futures contracts must be fully backed by cash equivalent holdings in the portfolio so that the portfolio is not leveraged. Futures contracts, if any, will be marked to market daily. Regarding mortgage derivatives, the investment manager is prohibited from investing in securities with a high sensitivity to changes in interest rates and prepayment spreads. The purchase, sale, or any other dealings with put or call option securities is limited to a maximum of 10% of portfolio value based on the notional value of the securities. Investment managers who fail to observe the above restrictions will be liable for any investment losses. As of December 31, 2004 and 2003, the fund did not have investments in any derivative instruments.

Actuarial Assumptions

The measurement dates used to determine pension and other postretirement benefit measurements for the plans are December 31, 2004, 2003, and 2002. The actuarial assumptions used to compute the net periodic pension cost, non-qualified pension benefit cost and postretirement benefit cost are based upon information available as of the beginning of each year, specifically, market interest rates, past experience and management’s best estimate of future economic conditions. Changes in these assumptions may impact future benefit costs and obligations. In computing future costs and obligations, the Company must make assumptions about such things as employee mortality and turnover, expected salary and wage increases, discount rate, expected long-term rate of return on plan assets, and expected future cost increases. Two of these items generally have the most significant impact on the level of cost: (1) discount rate and (2) expected long-term rate of return on plan assets.

Annually, the Company sets its discount rate based upon the yields on high-quality fixed-income investments available at the measurement date and expected to be available during the period to maturity of the pension benefits. In making this determination, the Company considers, among other things, the yields on S&P’s high-quality non-callable AA corporate bonds as of year-end.

The expected rate of return on plan assets is the long-term rate of return the Company expects to earn on trust assets. The rate of return is determined by the investment composition of the plan assets and the long-term risk and return forecast for each asset category. The forecasts for each asset class are generated using historical information as well as an analysis of current and expected market conditions. The expected risk and return characteristics for each asset class are reviewed annually and revised, as necessary, to reflect changes in the financial markets. To compute the expected return on plan assets, the Company applies an expected rate of return to the fair value of the plan assets.

The weighted average assumptions used in determining benefit obligations (excluding Embratel) were as follows:

	Defined Benefit Plans		Other Postretirement Benefits
	As of December 31,		As of December 31,
	2004	2003	2004	2003
Discount rate	5.90%	6.25%	5.90%	6.25%
Rate of compensation increase	—	—	5.00%	5.00%

The weighted average assumptions used in determining net periodic pension cost (excluding Embratel) were as follows:

	Defined Benefit Plans			Other Postretirement Benefits
	Year Ended December 31,			Year Ended December 31,
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected long-term rate of return on plan assets	8.50%	8.50%	8.90%	—	—	—
Rate of compensation increase	—	—	—	5.00%	5.00%	5.00%

For the Embratel Benefit Plans, the weighted average assumptions used in determining the expense and benefit obligations as of and for the years ended December 31, 2003 and 2002 were as follows: discount rate and expected rate of return on plan assets of 11.3%; average salary increases and social security increases of 5%.

For the MCI Plans, the postretirement benefit obligation was calculated assuming that health-care costs increased by 13.00% in 2004 and 6.75% in 2003, and the rate of increase in the per capita cost of covered health-care benefits thereafter (the health-care cost trend rate) was assumed to decrease to 5.00% by 2009 and remain at that level thereafter.

For the Embratel Benefit Plans, the postretirement benefit obligation was calculated assuming that health-care costs increased by inflation plus 4% in 2003, and the rate of increase in the per capita cost of covered health-care benefits thereafter was assumed to decrease gradually to inflation plus 2.7% in 2046 and remain at that level thereafter.

Net Periodic Cost

The components of the net postretirement benefit and pension costs for the years ended December 31, 2004, 2003 and 2002 were as follows (in millions):

	MCI Plans (1)		Embratel Benefit Plans (1)
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Year Ended December 31, 2002: (Predecessor Company)
Interest cost on accumulated pension/postretirement benefit obligation	$31	$2	$28	$9
Expected return on plan assets	(40)	—	(37)	(2)
Amortization of prior service cost	1	—	—	—
Curtailment loss	26	—	—	—
Settlement loss	7	—	—	—
Amortization of net actuarial (gain) loss	—	—	(1)	1

Net periodic pension/postretirement benefit expense (income)	$25	$2	$(10)	$8

Year Ended December 31, 2003: (Predecessor Company)
Interest cost on accumulated pension/postretirement benefit obligation	$28	$2	$33	$11
Expected return on plan assets	(29)	—	(36)	(2)
Amortization of prior service cost	1	—	—	—
Settlement loss	5	—	—	—
Amortization of net actuarial loss	2	1	—	1

Net periodic pension/postretirement benefit expense (income)	$7	$3	$(3)	$10

Year Ended December 31, 2004: (Successor Company)
Interest cost on accumulated pension/postretirement benefit obligation	$27	$1
Expected return on plan assets	(32)	—
Curtailment loss	3	—
Settlement loss	2	—
Amortization of net actuarial loss (gain)	1	(3)

Net periodic pension/postretirement benefit expense (income)	$1	$(2)

(1)	Service costs were not material due to the MCI Plans being frozen in 1999 and the limited amount of participants in the Embratel Benefit Plans.

Assumed health-care cost trend rates have a significant effect on the amounts reported for the costs each year as well as on the accumulated postretirement benefit obligation. A one-percentage-point change in assumed health-care cost trend rates would have the following effects (in millions):

	One Percentage- Point Increase	One Percentage- Point Decrease
Increase (decrease) in total of service and interest cost components	$—	$—
Increase (decrease) in accumulated postretirement benefit obligation	3	(3)

Cash Flows

In 2005, the Company expects to contribute approximately $1 million to its defined benefit pension plans. In 2004, the Company contributed $2 million to its pension plans.

The estimated future benefit payments are as follows (in millions):

	Defined Benefit Plans	Other Postretirement Benefits
2005	$35	$2
2006	29	2
2007	29	3
2008	28	3
2009	28	3
2010 to 2014	137	13

Defined Contribution Plans

The Company has a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) plan immediately upon hire. For the years ended December 31, 2004, 2003 and 2002, participants could contribute up to $13,000, $12,000 and $11,000, respectively, of annual earnings on a tax-deferred basis. Upon the completion of one year of service, the Company matches 100 percent of the first 5% of employee contributions. This matching is done retroactively to the beginning of the calendar year in which each employee has reached his one-year anniversary. Employees are immediately vested in all contributions to the plan. The Company’s matching contributions were $75 million, $78 million and $100 million for the years ending December 31, 2004, 2003 and 2002, respectively. Effective August 8, 2002, WorldCom group and MCI group common stocks were no longer available as investment options under the 401(k) plan.

(22) Business Segments and Geographic Area Information

As of December 31, 2003 and through the first quarter of 2004, the Company’s business segments represented strategic business units based on the types of customers each segment served. These segments consisted of Business Markets, Mass Markets, International and Embratel. These segments were determined in accordance with how the Company’s executive management analyzed, evaluated and operated the Company’s entire global operations.

In March 2004, the Company changed its segment reporting by realigning its previous business segments into three new business segments: Enterprise Markets, U.S. Sales & Service, and International & Wholesale Markets. Enterprise Markets serves the following customers which had been served by Business Markets in the past: global accounts, government accounts, conferencing and MCI Solutions customers. U.S. Sales & Service serves the previous Mass Markets accounts and certain commercial accounts. International & Wholesale Markets serves customers internationally, as well as the Company’s wholesale accounts that were previously included in Business Markets. The Company began operating under these new segments in the second quarter of 2004.

In addition, the Company developed methodologies to fully allocate indirect costs that were previously reported in Corporate and Other to the new business segments. These costs include expenses associated with the operation of the Company’s network, access costs and costs of services and products, indirect selling, general and administrative expenses, depreciation and amortization, impairment charges, and corporate functions. The Company allocated the 2004 impairment charges using the same methodology used for depreciation and amortization expense. The allocation methodologies are based on statistical and operational data that is generated from the Company’s continuing operations. These amounts can fluctuate based upon the performance of the individual segments.

As a result of the realignment of its segments and the allocation of indirect costs on a segment basis, the Company changed the way it manages its business to utilize operating (loss) income information to evaluate the performance of its business segments and to allocate resources to them.

Embratel’s results of operations, which were previously reported in a separate business segment, have been reclassified to discontinued operations for all periods, and therefore have been excluded from this business segment information for all years presented.

Current Business Segments

The following is a description of the Company’s business segments:

•	Enterprise Markets includes Global and Government Accounts, as well as Conferencing and MCI Solutions businesses. Global Accounts provides telecommunications services to large global customers requiring international and complex network services. Government Accounts provides similar services to various government agencies. In both cases, these services include local-to-global business data, Internet, voice services and managed network services.

•	U.S. Sales & Service segment serves Mass Markets accounts which include subscription-based residential and very small business accounts, and transactional products including 10-10-987, 10-10-220, 1-800-COLLECT, MCI Prepaid card, as well as Commercial Accounts which serves small to medium-size business accounts. Commercial Accounts also includes the Company’s SkyTel business, which provides wireless email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging to customers throughout the United States.

•	International & Wholesale Markets provides telecommunications services to business customers and telecommunications carriers in Europe, the Middle East and Africa (collectively “EMEA”), the Asia Pacific region, Latin America and Canada. These services include voice telecommunications, data services, Internet and managed network services. This segment also serves the Company’s domestic and international wholesale accounts.

All revenues for the Company’s products and services are generated through external customers. The Company has three main product and service categories: Voice, Data and Internet.

The Company determined that it was impracticable to restate its 2002 results into the current business segment structure, as much of the information required to generate the segment data was not available. As such, the Company has included segment data for 2004 and 2003 under the current segment structure, and for 2004, 2003 and 2002 under the previous segment structure. Financial information for each reportable business segment and revenue product line under the current segment structure displayed below includes revisions made, for comparability purposes, to reflect the transfer of certain customers among business segments effective January 1, 2005 (in millions):

	Year Ended December 31, 2004 (Successor Company)
	Enterprise Markets	U.S. Sales & Service	International & Wholesale Markets	Total
Revenues:
Voice	$1,812	$6,682	$4,169	$12,663
Data	2,308	1,590	1,474	5,372
Internet	649	734	1,272	2,655

Total revenues	4,769	9,006	6,915	20,690
Costs of sales and services	2,933	4,862	5,430	13,225
Selling, general and administrative expenses	1,017	3,003	1,199	5,219
Depreciation and amortization expenses	458	846	620	1,924
Impairment charges	870	1,627	1,016	3,513

Operating loss	$(509)	$(1,332)	$(1,350)	(3,191)

Interest expense				(402)
Miscellaneous income				85

Loss from continuing operations before income tax				$(3,508)

Segment assets	$2,447	$4,335	$4,200	$10,982 (1)

	Year Ended December 31, 2003 (Predecessor Company)
	Enterprise Markets	U.S. Sales & Service	International & Wholesale Markets	Total
Revenues:
Voice	$1,884	$8,324	$4,426	$14,634
Data	2,553	1,984	1,944	6,481
Internet	842	750	1,559	3,151

Total revenues	5,279	11,058	7,929	24,266
Costs of sales and services	3,184	5,709	5,875	14,768
Selling, general and administrative expenses	1,123	3,900	1,499	6,522
Depreciation and amortization expenses	649	828	839	2,316

Operating income (loss)	$323	$621	$(284)	660

Interest expense				(105)
Miscellaneous income				136
Reorganization items, net				22,087

Income from continuing operations before income taxes, minority interests and a cumulative effect of a change in accounting principle				$22,778

Segment assets	$3,744	$6,753	$8,904	$19,401	(1)

(1)	Excludes certain assets that are not attributable to an individual segment since the asset is monitored by, accounted for, or is generated from a central corporate-wide program. As such, the Company has excluded $6.1 billion from its asset allocation in 2004 primarily related to its $5.5 billion in cash, cash equivalents and marketable securities and $574 million related to deferred income taxes and investments. In 2003, the Company has excluded $8.1 billion from its asset allocation primarily related to its $6.2 billion in cash, cash equivalents and marketable securities and $1.9 billion related to deferred income taxes and investments.

As of December 31, 2003, the Predecessor Company’s business segments represented strategic business units based on the types of customers each segment served. These segments consisted of Business Markets, Mass Markets, International and Embratel (excluded from segment information since the business was reclassified to discontinued operations for all periods presented). These segments were determined in accordance with how the Predecessor Company’s executive management, as of the end of 2003, analyzed, evaluated and operated the Predecessor Company’s entire global operations.

The Predecessor Company evaluated the performance of its segments and allocated resources to them based on revenues and direct selling, general and administrative expenses. Expenses associated with the operation of the Predecessor Company’s network, indirect selling, general and administrative expenses and corporate functions were evaluated based on their respective costs and, therefore, were included in Corporate and Other. Revenue and expenses were measured in accordance with the policies and procedures described in Note 2. The following is a description of each of the business segments prior to the Company’s realignment in 2004.

Previous Business Segments

The following is a description of the Predecessor Company’s business segments as they existed as of December 31, 2003:

•	Business Markets provides telecommunications services to large domestic and multinational businesses, government agencies and other communication carriers in the United States. These services include local-to-global business data, Internet, voice services and managed network services to businesses and governments.

•	Mass Markets provides local, long distance and international voice telephone service and Internet telecommunications services to residential and small business customers in the United States.

•	International provides telecommunications services to business customers and telecommunications carriers in EMEA, the Asian Pacific region, Latin America and Canada. These services include voice telecommunications, data services, Internet and managed network services.

All revenues for the Predecessor Company’s products and services are generated through external customers. The Predecessor Company had three main product and service categories: Voice, Data, and Internet. Financial information for each reportable business segment and revenue product line under the previous segment structure follows (in millions):

	Year Ended December 31, 2004 (Successor Company)
	Business Markets	Mass Markets	International Operations	Corporate and Other	Total
Revenues:
Voice	$5,111	$5,056	$2,496	$—	$12,663
Data	5,035	17	320	—	5,372
Internet	1,780	15	860	—	2,655

Total revenues	11,926	5,088	3,676		20,690

Access costs and costs of services and products				13,225	13,225

Gross profit					7,465
Selling, general and administrative expenses	1,117	1,478	610	2,015	5,220
Depreciation and amortization expenses				1,924	1,924
Gain on property dispositions				(1)	(1)
Impairment charges				3,513	3,513

Operating loss					(3,191)
Interest expense					(402)
Miscellaneous income					85

Loss from continuing operations before income taxes					$(3,508)

	Year Ended December 31, 2003 (Predecessor Company)
	Business Markets	Mass Markets	International Operations	Corporate and Other	Total
Revenues:
Voice	$5,846	$6,353	$2,435	$—	$14,634
Data	6,081	22	378	—	6,481
Internet	2,205	3	943	—	3,151

Total revenues	14,132	6,378	3,756		24,266

Access costs and costs of services and products				14,768	14,768

Gross profit					9,498
Selling, general and administrative expenses	1,397	2,132	708	2,242	6,479
Depreciation and amortization expenses				2,316	2,316
Loss on property dispositions				43	43

Operating income					660
Interest expense					(105)
Miscellaneous income					136
Reorganization items, net					22,087

Income from continuing operations before income taxes, minority interests and a cumulative effect of a change in accounting principle					$22,778

	Year Ended December 31, 2002 (Predecessor Company)
	Business Markets	Mass Markets	International Operations	Corporate and Other	Total
Revenues:
Voice	$6,219	$7,462	$2,313	$—	$15,994
Data	7,560	21	358	—	7,939
Internet	3,687	—	873	—	4,560

Total revenues	17,466	7,483	3,544		28,493

Access costs and costs of services and products				16,765	16,765

Gross profit					11,728
Selling, general and administrative expenses	1,901	2,217	1,050	2,894	8,062
Depreciation and amortization expenses				2,903	2,903
Unclassified, net				(35)	(35)
Loss on property dispositions				123	123
Impairment charges				4,999	4,999

Operating loss					(4,324)
Interest expense					(1,354)
Miscellaneous expense					(2,221)
Reorganization items, net					(802)

Loss from continuing operations before income taxes, minority interests and a cumulative effect of a change in accounting principle					$(8,701)

Information about Geographic Areas

The Company’s revenues by geographic area represent the location that the sale originated and not specifically the segment that reflects the revenue, as some international revenues are included in Enterprise Markets. Information about the Company’s revenues by geographic area follows (in millions):

	Successor Company	Predecessor Company
	Year Ended December 31,
	2004	2003	2002
Revenue:
United States	$16,719	$20,186	$24,849
EMEA	3,261	3,275	2,844
Asia Pacific	458	473	552
Other	252	332	248

Total	$20,690	$24,266	$28,493

Information about the Company’s property, plant and equipment assets by geographic area follows (in millions):

	Successor Company
	As of December 31,
	2004	2003
Property, plant and equipment, net:
United States	$5,155	$7,637
EMEA	949	1,678
Brazil	—	1,987
Asia Pacific	129	188
Other	26	48

Total	$6,259	$11,538

(23) Related Party Transactions

Ebbers Loan Arrangements

From shortly after the Predecessor Company’s inception until April 29, 2002, Bernard J. Ebbers served as the Predecessor Company’s President and Chief Executive Officer. Beginning on or about September 1995, Mr. Ebbers and companies under his control entered into various loan agreements with Bank of America, N.A. (or its predecessors in interest). Between 1995 and 2000, Mr. Ebbers or companies under his control borrowed certain amounts from Bank of America under these loan agreements, and became obligated under a Bank of America letter of credit in the amount of $45.6 million issued in connection with a donation to his alma mater, Mississippi College. In connection with these transactions, Mr. Ebbers pledged shares of the Predecessor Company’s common stock. In addition, to secure his obligations incurred in connection with acquisitions of interests in outside businesses and other transactions, Mr. Ebbers pledged several million shares of the Predecessor Company’s common stock and certain assets to an affiliate of Citicorp.

Commencing in 2000 and continuing through April 2002, Mr. Ebbers requested from time to time that the Predecessor Company loan funds to him and/or guarantee loans he had received from other institutions in response to margin calls being made by such institutions following declines in the value of the Predecessor Company’s common stock. In response to his requests, the Compensation and Stock Option Committee (the “Compensation Committee”) of the Predecessor Company’s former Board of Directors approved direct loans to Mr. Ebbers of $100 million in 2000 and an additional $65 million on January 30, 2002, for a total of $165 million. The Compensation Committee also approved a guarantee by the Predecessor Company of a $150 million loan from Bank of America to Mr. Ebbers and the $45.6 million Bank of America letter of credit noted above. The Compensation Committee approved these loans and guarantees following a determination that it was in the best interest of WorldCom and its shareholders to avoid forced sales by Mr. Ebbers of his common stock. The Predecessor Company’s former Board of Directors subsequently ratified the loans and guarantees. The Predecessor Company determined that the interest rate charged to Mr. Ebbers was below market rates and that a more appropriate rate of interest for the period from 2000, when the loans were first provided, until March 31, 2002, was 11.11% (reflecting that while interest rates declined over that period, the risk of non-payment of the loans increased). The Predecessor Company recorded interest income of $8 million in 2002, of which $7 million was imputed interest on the loans. The amount imputed was recorded as a reduction to selling, general and administrative expenses to recognize that this interest was not charged to Mr. Ebbers and was considered additional compensation to Mr. Ebbers.

Following further declines in the trading price of the Predecessor Company’s common stock through early February 2002, the Predecessor Company made aggregate payments to Bank of America of approximately $198.7 million to repay all of the outstanding debt guaranteed by the Predecessor Company and deposited approximately $36.5 million with Bank of America (of which approximately $2 million was remitted to the Predecessor Company as of March 2003) to collateralize the letter of credit.

On April 2, 2002, the Predecessor Company and Mr. Ebbers entered into a letter agreement (the “Ebbers Letter Agreement”) whereby Mr. Ebbers (i) indemnified the Predecessor Company against any losses incurred in respect of the loans and guarantees provided by the Predecessor Company and (ii) pledged 9,287,277 shares of WorldCom group common stock and 575,149 shares of MCI group common stock (representing all of Mr. Ebbers’ unencumbered shares in WorldCom, Inc.) to secure his obligations. In addition, on April 18, 2002, the Predecessor Company and Mr. Ebbers entered into a pledge and security agreement (the “Ebbers Pledge and Security Agreement”), whereby Mr. Ebbers granted the Predecessor Company security interests in all of his interest in BC Yacht Sales, Inc., a yacht sales company wholly-owned by Mr. Ebbers, and BCT Holdings, LLC, a shipyard in which Mr. Ebbers held a 99.8% interest (collectively, “Intermarine”) and Douglas Lake. In addition, Mr. Ebbers owned an 86.25% interest in Joshua Holdings LLC (“Joshua”), the majority shareholder in Joshua Timberlands LLC (“Joshua Timberlands”), a timber venture located in several southeastern states. Due to restrictions set forth in a credit agreement between Joshua Timberlands and The Travelers Insurance Company, Mr. Ebbers only granted a security interest totaling 21.25% of the capital stock of Joshua. The Predecessor Company also received a pledge by the other two interest holders in Joshua relating to an additional 13.75% of its capital stock. Under agreements between the Predecessor Company and Mr. Ebbers dated April 17, 2002, the Predecessor Company became entitled to exercise sole and exclusive control of Mr. Ebbers pledged property interests, including voting interests upon notice to the relevant company (the “Control Agreements”).

On April 29, 2002, in connection with Mr. Ebbers’ resignation as President, Chief Executive Officer and Director of WorldCom, the Predecessor Company consolidated these various demand loan and guaranty arrangements into a single promissory term note in the principal amount of approximately $408.2 million (the “Ebbers Note”). Pursuant to the terms of the Ebbers Note, in addition to accrued and unpaid interest as described below, the principal amount was subject to payment over five years on the following schedule: $25 million on April 29, 2003, $25 million on April 29, 2004, $75 million on April 29, 2005, $100 million on April 29, 2006, and all remaining principal on April 29, 2007. The Ebbers Note also provided for the payment of interest on the outstanding balance, compounded monthly, on each repayment date at a fluctuating interest rate equal to that under one of the Predecessor Company’s credit facilities, which was 2.31875% per annum as of April 29, 2002. The Ebbers Note further provided that all principal and accrued interest would become immediately due and payable (1) upon the death of Mr. Ebbers, (2) upon demand in the case of certain events of default, or (3) automatically without notice in the case of certain events of bankruptcy by or against Mr. Ebbers.

On April 30, 2003, the Predecessor Company served Mr. Ebbers with a notice of event of default under the Ebbers Note due to his failure to make the scheduled $25 million principal payment on April 29, 2003. As a consequence, all principal and accrued interest under the Ebbers Note became immediately due and payable. Mr. Ebbers disputes that he is in default under the Ebbers Note due to the receipt of proceeds of asset sales discussed below. To date, Mr. Ebbers has not made any payment with respect to his obligations under the Ebbers Note. After giving consideration to various factors, including what the Predecessor Company considered to be a default of the Ebbers Note and management’s knowledge and estimates of Mr. Ebbers’ financial condition, the Predecessor Company concluded that the collectibility of the Ebbers Note was remote. Accordingly, the Predecessor Company established a valuation reserve, reflected as of March 2002, which the Predecessor Company recorded as bad debt expense (a component of selling, general and administrative expenses) in an amount equal to the outstanding principal and accrued interest balance under the Ebbers Note less the amount anticipated to be realized by the Predecessor Company in connection with the disposition of the Intermarine, Douglas Lake and Joshua Timberlands collateral. Subsequent to the March 2002 filing, the Predecessor Company obtained a third party independent appraisal of the Joshua Timberlands properties which indicated a value less than the balance of the senior debt. In addition, the Predecessor Company was able to secure sales contracts for the Intermarine and Douglas Lake properties. Accordingly, as of June 2002, the Predecessor Company increased the reserve to include the entire amount of the note, net of the ultimate selling prices of the Intermarine and Douglas Lake properties.

The Predecessor Company has exercised certain of its rights under the Ebbers Pledge and Security Agreement and the Control Agreements to require the sale of Intermarine and Douglas Lake, and to apply the proceeds to reduce the principal amount outstanding under the Ebbers Note. In October 2002, the Predecessor Company acquired Mr. Ebbers’ interests in Intermarine through a strict foreclosure action. In December 2002, the Predecessor Company sold a yacht and, in February 2003, sold substantially all of the remaining assets of Intermarine. The net proceeds of these sales plus the proceeds of prior sales of other yachts contained in the bank account of Yacht Sales totaled approximately $17.4 million. In January 2003, the Predecessor Company exercised certain control rights with respect to Mr. Ebbers’s interests in Douglas Lake which was sold in 2004 (see Note 17). Based on the appraised net value of the Joshua Timberlands property, the Predecessor Company has elected not to exercise its right to foreclose on the Joshua Timberlands assets at this time. The Company will continue in its efforts to recover all amounts due and payable under the Ebbers Note.

On July 9, 2004, the Company initiated an action in the United States Bankruptcy Court for the Southern District of New York seeking a judgment for all amounts due under the Ebbers Note. On December 9, 2004 the Company filed a motion for partial summary judgment for the Ebbers Note balance. The Bankruptcy Court has extended the time for Ebbers to respond to the motion due to Ebbers’ criminal trial.

Ebbers Separation Agreement

The Predecessor Company also entered into a separation agreement with Mr. Ebbers as of April 29, 2002, which provided for his resignation from all directorships, offices and positions with the Predecessor Company, and for his appointment to serve the Predecessor Company’s Board of Directors as non-executive “Chairman Emeritus” at the pleasure of the Board. Pursuant to the separation agreement, Mr. Ebbers agreed to remain available for a period of five years to provide consulting services from time to time. The agreement also provided for the Predecessor Company to make an annual pension payment of $1.5 million to Mr. Ebbers for the remainder of his life and an annual pension benefit of $750,000 to his current spouse for the remainder of her life, should she survive him. In addition, the Predecessor Company agreed to continue in effect its indemnification of him and to provide continued medical and life insurance benefits for Mr. Ebbers’ lifetime at the Predecessor Company’s expense and limited use of the Predecessor Company’s aircraft, subject to reimbursement to the Predecessor Company by Mr. Ebbers on the same basis as is currently in effect with the Predecessor Company for personal usage. Mr. Ebbers was also granted the right to lease office space from the Predecessor Company. The separation agreement further provided that all of Mr. Ebbers’ outstanding options to purchase WorldCom group common stock or MCI group common stock became fully vested and exercisable as of April 29, 2002, and would generally remain exercisable for a period of five years following that date (or, if earlier, the expiration of the original term). As of April 29, 2002, Mr. Ebbers held (i) unvested options to acquire

1,788,627 shares of WorldCom group common stock at a weighted-average exercise price of $30.90 per share, (ii) vested options to acquire 9,510,678 shares of WorldCom group common stock at a weighted-average exercise price of $21.25 per share, and (iii) no vested or unvested options to acquire MCI group common stock. Under the separation agreement, Mr. Ebbers further agreed to be subject to a number of restrictive covenants, including a five-year non-competition covenant in favor of the Predecessor Company’s affiliates and the Predecessor Company. The Predecessor Company and Mr. Ebbers also agreed to and executed a mutual release of actual or potential claims, subject to certain exceptions. Finally, the separation agreement provided that, in the event of any breach of the separation agreement by Mr. Ebbers, default by Mr. Ebbers with respect to any of his obligations under the Ebbers Note and related arrangements or the filing of bankruptcy by him, the payment of pension benefits described above would be permanently discontinued and all outstanding amounts due to the Predecessor Company by him would be accelerated as provided in the Ebbers Note.

The Predecessor Company has not made any of the pension payments under the separation agreement nor provided any of the other benefits under the agreement except health benefits. Additionally, the Predecessor Company ceased providing health benefits on March 31, 2003. The Predecessor Company believes that Mr. Ebbers had breached the separation agreement. However, Mr. Ebbers asserts that he has not breached the separation agreement and that the Predecessor Company breached the separation agreement prior to any alleged breach by Mr. Ebbers.

Mr. Ebbers has filed proofs of claim in the Predecessor Company’s Chapter 11 cases seeking, among other things, payment of benefits under the separation agreement. On September 30, 2003, the Predecessor Company filed a notice of rejection of the separation agreement in its Chapter 11 case. The notice indicated it was merely a protective measure, as the Predecessor Company believes the separation agreement is not an executory contract on account of the prior breach by Mr. Ebbers. On October 15, 2003, Mr. Ebbers objected to the notice of rejection. Additionally, in the complaint filed against Ebbers on July 9, 2004, the Company asserted that Ebbers was in default of the Ebbers note and consequently the Company had no further obligations to Ebbers under the separation agreement.

Other Transactions with Ebbers

During 2002, the Predecessor Company provided office space and Internet access at no charge to the Jackson Bandits, a minor league hockey team owned in part by Mr. Ebbers. The cost associated with the 1,300 square foot office space and the T-1 Internet connection totaled approximately $160,000. Additionally, Mr. Ebbers was an owner of KLLM Transportation, Inc. (“KLLM”), for which the Predecessor Company provided voice telecommunications services in the amount of $122,000. There was no receivable from KLLM as of December 31, 2002. During 2002, the Predecessor Company also provided telecommunications services to other companies owned by Mr. Ebbers. The total revenue generated in 2002 by the sale of such services to these companies was approximately $22,000.

Mr. Ebbers individually provided Ronald Beaumont, the Predecessor Company’s Chief Operating Officer of WorldCom Group from December 2000 until May 2002, with a $650,000 personal loan that accrued interest at a rate of 10% per annum. The loan from Mr. Ebbers was provided in two installments, with $250,000 loaned in 2000 and an additional $400,000 loaned in 2002.

Transactions with Ronald Beaumont

During 2002, the Predecessor Company purchased services from three companies owned by Mr. Beaumont (Beaumont Events Company, Beaumont Ranch Company and Beaumont Key Services). The companies were engaged by the Predecessor Company to host certain events. The total cost of these services provided during 2002 totaled $21,000.

Kellett Airplane Arrangements

In 2001, the Predecessor Company leased a Falcon 20 airplane to Kellett Investment Corporation (“KIC”), controlled by Stiles Kellett Jr., who at the time was a member of the Predecessor Company’s Board of Directors and chairman of the Compensation Committee. Pursuant to the terms of the Predecessor Company’s lease to KIC, the Predecessor Company leased the Falcon 20 aircraft to KIC for a nominal monthly fee with a term expiring on June 15, 2002. KIC was also responsible under the lease for the costs of the insurance on the airplane, the pilots, the hangar expense, fuel, and payment to the Predecessor Company of a $400 per hour flight fee. The Predecessor Company retained responsibility under the lease for reimbursing KIC for the costs of the maintenance for the airplane.

In 2002, Mr. Breeden, the Corporate Monitor, conducted an investigation of the airplane arrangement. On September 6, 2002, Mr. Breeden sent a summary of his investigation of the lease arrangement to the Predecessor Company’s Board of Directors, which concluded that the terms of the lease arrangement were below fair market value and the lease should have been disclosed to the Board of Directors and on Mr. Kellett’s annual “directors’ and officers’ questionnaire.” Mr. Breeden recommended, among other things, that the Predecessor Company seek to obtain additional amounts owed to the Predecessor Company under the lease arrangement, and that the Board of Directors remove Mr. Kellett as a director. In October 2002, the Predecessor Company entered into a settlement agreement with Mr. Kellett pursuant to which Mr. Kellett paid to the Predecessor Company the balance necessary for reimbursement for his use of the airplane under the lease at a rate of $3,000 per hour, offset by amounts the Predecessor Company owed him which totaled $148,000 in 2002. Under the settlement agreement, Mr. Kellett also resigned from the Board of Directors.

Roberts Airplane Arrangements

From 2000 to 2002, the Predecessor Company incurred air transportation costs for Bert C. Roberts, Jr. (the Chairman of the Board of Directors from 1998 until his resignation in December 2002 and a member of the Compensation Committee) and other WorldCom employees. Such transportation was provided by BR Ventures (“BRV”), a wholly-owned company held by Mr. Roberts. The Predecessor Company paid BRV for use of the aircraft for WorldCom business at a rate of approximately $1,600 per flight hour. The Predecessor Company paid BRV for Mr. Roberts’s personal use of the aircraft using an Internal Revenue Service formula, which amounts were imputed as income to Mr. Roberts. The Predecessor Company paid approximately $159,000 to BRV under this arrangement in 2002.

Transactions with Brown Brothers & Harriman (“BB & H”)

Lawrence Tucker, a member of the Predecessor Company’s Board of Directors from 1998 through October 2000 and an Advisory Director from November 2000 through October 2002, was a General Partner of BB & H. During 2002, the Predecessor Company provided telecommunications services to BB & H in the amount of $533,000.

Transactions with Companies Related to John Sidgmore

John Sidgmore, the Predecessor Company’s interim President and Chief Executive Officer from April 2002 through December 2002 and a member of the Predecessor Company’s Board of Directors from 1998 through October 2002, was a venture partner of New Enterprise Associates (“NEA”) since October 2001. During 2002, the Predecessor Company provided voice and data services to NEA in the amount of $170,000.

Mr. Sidgmore was also Chairman and Chief Executive Officer of eCommerce Industries, Inc. (“ECI”). During 2002, the Predecessor Company provided various telecommunications services to ECI in the amounts of $275,000. The Predecessor Company also provided telecommunications services to United Business Computers, a subsidiary of ECI, during 2002 in the amounts of $196,000.

Legal Services from Patton Boggs

Mr. Laurence Harris, a director of the Company, was a partner in the law firm Patton Boggs LLP (“Patton Boggs”) during 2004. As of December 31, 2004, Mr. Harris was “of counsel” for the firm. The total cost of various legal services provided by Patton Boggs in 2004 was approximately $1 million. As of December 31, 2004, the amount payable to Patton Boggs was approximately $86,000. Mr. Harris does not share in any of the fees received by Patton Boggs from the Company.

Transactions with Telefonos de Mexico, S.A. de C.V.

During the year ended December 31, 2004, the Company entered into numerous transactions with Telefonos de Mexico, S.A. de C.V. and its subsidiaries (“Telmex”), a company controlled by Mr. Carlos Slim Helu, a significant shareholder of the Company. Telmex is a leading provider of telecommunications services, primarily in Mexico. As a result of these transactions, the Company recognized revenues of approximately $31 million and incurred expenses of approximately $197 million during the year ended December 31, 2004. The services provided to Telmex include telecommunication services. As of December 31, 2004, receivables for services due to the Company from Telmex were approximately $7 million, and approximately $34 million was payable to Telmex.

Transactions with Embratel

Daniel Crawford, Acting President—International & Wholesale Markets during 2004, was, until July 23, 2004, Chairman of the Board of Directors of Embratel. When the Company sold its ownership interest in Embratel in July, 2004, Mr. Crawford resigned from the Board of Directors of Embratel and has no further relationship with Embratel as an officer or director. During the period in which Mr. Crawford was on the Board of Directors of Embratel, all intercompany transactions were eliminated in consolidation. The Company has continued to maintain a commercial relationship with Embratel since the sale, and continues to utilize Embratel to serve its customers’ communication needs in Brazil. During 2004, the total costs of services provided by Embratel were approximately $29 million and the total revenues for services provided to Embratel by the Company were approximately $15 million. As of December 31, 2004, receivables for services due to the Company from Embratel totaled approximately $6 million, and approximately $11 million was payable to Embratel.

Other Transactions

Certain directors of the Company are affiliated with various entities that purchase the Company’s voice, data, and Internet telecommunications services. These purchases are made in the ordinary course of business and the directors do not have any involvement in the selection of the Company as a provider of these services.

(24) Condensed Combined Financial Statements (Unaudited)

In accordance with SOP 90-7, the following unaudited condensed combined financial statements of the Debtors, consisting of substantially all of the Predecessor Company’s direct and indirect domestic subsidiaries, represents the unaudited results of operations for the Debtor entities for the years ended December 31, 2003 and 2002. These statements have been prepared on the same basis as the Predecessor Company’s consolidated financial statements. The application of fresh-start reporting effectively eliminated the debtor companies for accounting purposes and as such, no statement of financial position has been presented as of December 31, 2003.

Debtors Unaudited Condensed Combined Statements of Operations

Years Ended December 31, 2003 and 2002

(In Millions)

	Predecessor Company
	Year Ended December 31,
	2003	2002
Revenues(1)	$21,010	$28,182
Operating expenses(1)	19,573	31,475

Operating income (loss)	1,437	(3,293)
Other expense, net	(797)	(4,736)
Reorganization items, net(2)	22,087	(802)

Income (loss) from continuing operations before income taxes, minority interests and cumulative effects of changes in accounting principles	22,727	(8,831)
Income tax expense	(264)	(129)
Minority interests, net of tax	6	21

Income (loss) from continuing operations before cumulative effects of changes in accounting principles	22,469	(8,939)
Loss from discontinued operations	(43)	(202)
Cumulative effects of changes in accounting principles	(215)	(32)

Net income (loss)	22,211	(9,173)
Distributions on preferred securities	—	(19)

Net income (loss) attributable to common shareholders(3)	$22,211	$(9,192)

(1)	Included revenues and associated costs of the Predecessor Company’s non-debtor international subsidiaries that were subject to transfer pricing agreements with one of the Predecessor Company’s debtor subsidiaries, which effectively transferred the revenues and expenses of the non-debtor international subsidiaries to a debtor entity.
(2)	All reorganization gains and losses were related to the Debtors’ operations during the Chapter 11 period.
(3)	The net loss attributable to common shareholders of the Debtors was equal to the Predecessor Company’s consolidated net loss attributable to common shareholders because WorldCom, Inc. (ultimate Parent company of all consolidated subsidiaries) was a debtor and all non-debtor subsidiaries were accounted for on the equity method of accounting in these unaudited condensed combined financial statements of the debtor entities. Equity in earnings (losses) were included in other income (expense), net.

(25) Selected Quarterly Financial Information (Unaudited)

The following represents the Company’s quarterly results for 2004 and 2003 (in millions, except per share amounts):

	Successor Company
	Quarter ended 2004
	March 31(6)	June 30(6)	September 30		December 31
Revenues	$5,418	$5,222	$5,076		$4,974
Operating (loss) income	(270)	37 (1)	(3,392	)(2)	434	(3)
Loss from continuing operations	(386)	(70)	(3,400)		(172)
Net loss attributable to common shareholders	(388)	(71)	(3,398)		(145	)(4)
Loss per share:
Basic	(1.19)	(0.22)	(10.65)		(0.45)
Diluted	(1.19)	(0.22)	(10.65)		(0.45)

	Predecessor Company
	Quarter ended 2003
	March 31(6)	June 30(6)	September 30(6)	December 31(6)
Revenues	$6,592	$6,159	$5,969	$5,546
Operating income (loss)	598	317	77	(332)
Income (loss) from continuing operations	271	(2)	(45)	22,245	(5)
Net income (loss) attributable to common shareholders	51	9	(55)	22,206

(1)	Included a $95 million reduction in access costs for a change in estimate regarding contributions to the Universal Service Fund for 2003 and the first quarter of 2004, as well as $62 million in gains from creditor settlements.
(2)	Included $3.5 billion of impairment charges related to the Company’s long-lived and indefinite-lived assets (see Note 3).
(3)	Included the effects of a total of $100 million in gains from creditor settlements, a $76 million benefit related to property tax adjustments and value added tax settlements, a $61 million reduction in bad debt expense including a change in estimate, and a $66 million increase to revenue including a change to billing adjustment assumptions, offset by an increase to access costs of $25 million related to vendor settlements and other increases of $8 million.
(4)	Included the effects of income tax expense related to changes in estimates of $275 million regarding the Company’s pre-confirmation contingencies and current year provision for state income taxes.
(5)	Included the Predecessor Company’s gain of approximately $22.3 billion from the effects of its Plan which were recorded on December 31, 2003 upon the adoption of fresh-start reporting (see Note 5).
(6)	Amounts have been reclassified from previously reported amounts to reflect Embratel, Proceda and OzEmail as discontinued operations as follows (in millions):

	Successor Company
	Quarter ended 2004
	March 31	June 30
Revenues, as reported	$6,295	$5,236
Reclassified to discontinued operations	(877)	(14)

Revenues, as restated	$5,418	$5,222

Operating (loss) income, as reported	$(205)	$41
Reclassified to discontinued operations	(65)	(4)

Operating (loss) income, as restated	$(270)	$37

Loss from continuing operations, as reported	$(383)	$(66)
Reclassified to discontinued operations	(3)	(4)

Loss from continuing operations, as restated	$(386)	$(70)

Loss per share from continuing operations, as reported	$(1.17)	$(0.21)
Loss per share from continuing operations, as restated	(1.18)	(0.22)

Loss per share from discontinued operations, as reported	(0.02)	(0.01)
Loss per share from discontinued operations, as restated	(0.01)	(0.00)

	Predecessor Company
	Quarter ended 2003
	March 31	June 30	September 30	December 31
Revenues, as reported	$7,228	$6,900	$6,780	$6,407
Reclassified to discontinued operations	(636)	(741)	(811)	(861)

Revenues, as restated	$6,592	$6,159	$5,969	$5,546

Operating income (loss), as reported	$634	$366	$180	$(272)
Reclassified to discontinued operations	(36)	(49)	(103)	(60)

Operating income (loss), as restated	$598	$317	$77	$(332)

Income (loss) from continuing operations, as reported	$266	$13	$(48)	$22,213
Reclassified to discontinued operations	5	(15)	3	32

Income (loss) from continuing operations, as restated	$271	$(2)	$(45)	$22,245

(26) Subsequent Events

Merger Agreement

On February 14, 2005, Verizon Communications Inc. (“Verizon”), the Company and a wholly-owned subsidiary (“Merger Sub”) of Verizon entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into the Verizon subsidiary (the “Merger”), with Merger Sub continuing as the surviving person (or, in certain situations, as provided in the Merger Agreement, a wholly-owned corporate subsidiary of Verizon will merge with and into the Company, with the Company as the surviving person.)

At the effective time and as a result of the Merger, the Company will become a wholly-owned subsidiary of Verizon and each share of the Company’s common stock will be converted into the right to receive (x) 0.4062 shares of Verizon common stock and (y) cash in the amount of $1.50 per share, which amount of cash and number of shares may be reduced pursuant to a purchase price adjustment based on the Company’s bankruptcy-claims and for certain tax liabilities, on the terms specified in the Merger Agreement. The Merger Agreement also provides for payment of a special cash dividend in the amount of $4.10 per share (less the per share amount of any dividend declared by the Company during the period beginning February 14, 2005 and ending on the closing date of the merger) of MCI common stock after the Merger Agreement is approved by the shareholders. All outstanding Company stock-based awards at the effective time will be replaced by a grant of Verizon stock-based awards.

Consummation of the Merger is subject to customary conditions, including (i) approval of the shareholders of the Company, (ii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain other federal, state or international regulatory approvals, (iii) absence of any law or order prohibiting the closing, (iv) subject to certain exceptions, the accuracy of representations and warranties and the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to each party’s business. In addition, Verizon’s obligation to close is subject to other conditions, including (i) absence of any pending U.S. governmental litigation with a reasonable likelihood of success seeking to prohibit the closing or to impose certain limitations, (ii) receipt of a bankruptcy order issued by the United States Bankruptcy Court for the Southern District allowing for the substitution of shares of Verizon common stock for shares of MCI common stock to satisfy certain bankruptcy-related claims, and (iii) receipt of an order issued by the United States District Court for the Southern District of New York relating to the Company’s Corporate Monitor and certain affirmative obligations imposed by prior order of the United States District Court for the Southern District of New York. The Merger Agreement contains certain termination rights for both the Company and Verizon, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Verizon a termination fee of $200 million.

Consummation of the Merger will constitute a “Change of Control” under the Company’s outstanding Senior Notes, which will obligate the surviving person to make an offer to purchase such Notes within 30 days after the effective time at a purchase price equal to 101% of principal amount plus accrued interest.

On February 15, 2005, the Company received notice that an individual shareholder filed a putative class action on behalf of himself and all shareholders of the Company against the Company and all of the individual members of the Board of Directors in Chancery Court in the State of Delaware. Subsequently, Plaintiff filed an amended complaint that added among other things, Verizon as a defendant in the case. Plaintiff alleges that the Company and the Board of Directors breached their fiduciary duties to shareholders in entering into the Merger Agreement with Verizon rather than accepting the merger proposal propounded by Qwest Communications International, Inc. As a remedy, Plaintiff requests that the Chancery Court issue an injunction prohibiting consummation of the Merger Agreement. Additionally, the Company has received notice that three additional putative class actions containing similar allegations were filed on February 18, 2005 against the Company and the Board of Directors in the Chancery Court in the State of Delaware. The Company will aggressively defend itself in these cases.

On February 24, 2005, the Company received a revised proposal from Qwest Communications International, Inc. (“Qwest”) to acquire it. The Company’s board of directors announced that it would conduct a thorough review of the Qwest proposal. On March 2, 2005, the Company announced its intention to engage with Qwest to review their February 24, 2005 proposal. This decision was made with the concurrence of Verizon. Subsequently, MCI and Qwest have been in ongoing discussions regarding Qwest’s proposal. These discussions are continuing.

Other

On January 20, 2005, the Company announced its acquisition of Network Security Technologies, Inc., a privately-held provider of managed security services, for approximately $105 million in cash. The acquisition was completed on February 25, 2005.

On February 15, 2005, the Company announced that it entered into a sales agreement to sell OzEmail for approximately $86 million. The Company completed the divestiture on February 28, 2005 and will record a gain of approximately $80 million in discontinued operations in its 2005 consolidated statement of operations.